UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒ Definitive Information Statement

Hometown Auto Retailers, Inc.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

   Class A & Class B Common Stock

(2)	Aggregate number of securities to which transaction applies:

3,542,463 Class A Common Stock and 1,802,500 Class B Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

Class A Common Stock calculated on proposed cash payment of $2.40 per share and Class B Common Stock calculated at book value of $1.79 per share

(4)	Proposed maximum aggregate value of securities: $11,728,386

(5)	Total fee paid: $2,345.68

☒ Fee paid previously with preliminary materials.

☒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid: $470.80 and $1,874.88

(2) Form, Schedule or Registration Statement No.: Preliminary Information Statements

(3) Filing party: Hometown Auto Retailers, Inc.

(4) Date filed: June 17, 2005 and November 24, 2006

HOMETOWN AUTO RETAILERS, INC.
1309 South Main Street
Waterbury, CT 06706

NOTICE OF ACTION BY
WRITTEN CONSENT OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This Information Statement is being furnished by the Board of Directors of Hometown Auto Retailers, Inc., a Delaware corporation (the "Company"), to the holders of record of the Company's Class A common stock, par value $.001 per share, and Class B common stock, par value $.001 per share, at the close of business on November 10, 2006. The purpose of the Information Statement is to inform the Company's stockholders of certain actions taken by the written consent, dated November 22, 2006, of the holders of a majority of the voting power of the Company's stock. The Information Statement is being provided pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is intended to be the notice required under Section 228(e) and Section 262(d)(2) of the General Corporation Law of the State of Delaware.

The actions taken by the Company's stockholders will not become effective until at least twenty (20) days after the initial mailing of the Information Statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS, AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

By order of the Board of Directors:

Corey E. Shaker President and Chief Executive Officer

December 29, 2006

HOMETOWN AUTO RETAILERS, INC.
1309 South Main Street
Waterbury, CT 06706

INFORMATION STATEMENT

Hometown Auto Retailers, Inc. (the "Company") is a Delaware corporation with its principal executive offices located at 1309 South Main Street, Waterbury, CT 06706. The Company's telephone number is (203) 756-1300. This Information Statement is being sent pursuant to Section 228(e) and Section 262(d)(2) to the Company's stockholders by the Board of Directors to notify them about actions that the holders of a majority of the voting power of the Company's outstanding capital stock have taken by written consent, in lieu of a special meeting of the stockholders and to notify stockholders as to the availability of appraisal rights in connection with the Merger (as defined below). The action was taken on November 22, 2006, and will not be effective until at least twenty (20) days after the initial mailing of this Information Statement.

Copies of this Information Statement are being mailed on or before January 5, 2007 to the holders of record on November 10, 2006 of the outstanding shares of the Company's Class A common stock, par value $.001 per share (the “Class A Common Stock”) and Class B common stock, par value $.001 per share (the “Class B Common Stock”) (collectively, the “Common Stock”).

The following actions have been taken pursuant to the written consent of a majority of the voting power of the Company's capital stock in lieu of a special meeting of the stockholders:

•
The approval and adoption of the Agreement and Plan of Merger attached hereto (the “Merger Agreement”). Pursuant to the Merger Agreement: (a) a newly-formed corporation called Hometown Acquisition I Corporation (“Newco”) will be merged with and into the Company (the “Merger”); (b) the holders of 2,740,727 shares of the Company's Class A Common Stock which are currently outstanding and are not held by members of the Shaker Group or the Muller Group (as defined herein) will receive $2.30 per share in cash ($2.40 per share reduced by legal fees in the amount of $0.10); and (c) the holders of options to purchase 227,500 shares of the Company’s Class A Common Stock that are not held by members of the Shaker Group or the Muller Group will receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10) over the exercise price per share of the options. See“The Merger”. Following the Merger, all of the shares of stock of the Company will be owned solely by members of the Shaker Group and the Muller Group.

After the consummation of the Merger, certain of the assets of the Company will be transferred to the Shaker Group, leaving the Company owned by the Muller Group. The transfer of the Company’s assets will be accomplished by means of the following actions:

•
The tax-free exchange of all of the outstanding shares of common stock of the New England Subsidiaries of the Company (as defined herein), plus $5 million in cash (as adjusted), for all of the outstanding shares of common stock of Shaker Auto Group, Inc., a newly-organized Connecticut corporation (the “First Exchange”); and

•
The tax-free exchange of all of the outstanding shares of Common Stock of the Company owned by the Shaker Group for all of the outstanding shares of common stock of Shaker Auto Group, Inc. (the “Second Exchange”)

Following the consummation of the Merger, the approval of the current stockholders of the Company other than the Shaker Group and the Muller Group will not be required in order to effectuate the First Exchange and the Second Exchange (collectively, the “Exchanges”).

Following the consummation of the Exchanges, the Shaker Group will be the beneficial owners of all of the outstanding shares of common stock of Shaker Auto Group, Inc. and the New England Subsidiaries, and will cease to own any shares of Common Stock of the Company. In addition, the Muller Group will own all of the shares of Common Stock of the Company, and the Company will cease to own any shares of common stock of Shaker Auto Group, Inc. or the New England Subsidiaries.

The New England Subsidiaries of the Company consist of the following subsidiaries of the Company: ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc. and Brattleboro Realty Holdings, Inc. The Shaker Group consists of the following individuals and trusts: Corey Shaker (individually and as custodian for Lindsay Shaker, Kristen Shaker and Edward Shaker), Edward Shaker Family Trust, Joseph Shaker, Shaker Irrevocable Trust, Richard Shaker Family Trust, Steven Shaker, Janet Shaker, Paul Shaker, Edward D. Shaker, Edward Shaker, Lillian Shaker, Richard Shaker and Rose Shaker. The Muller Group consists of the following individuals and trust: William C. Muller, Jr., Douglas D. Muller, Angela P. Muller, Rose Muller Trust, Robert Scott Doyle, Andrea L. Pantuso and Michelle Muller.

TABLE OF CONTENTS

Summary Term Sheet	1
The Company	11
Hometown Auto Retailers, Inc.	11
Description of the Company’s Capital Stock	12
Security Ownership of Certain Beneficial Owners and Management	13
Selected Financial Data for the Company	16
Background to the Merger and the Exchanges	18
Background to the Exchanges	18
Reasons for the Exchanges	21
The Class Action Lawsuit	22
The Merger	23
Parties to the Merger	23
Hometown Auto Retailers, Inc.	23
Hometown Acquisition I Corporation	23
Shaker Group	23
Muller Group	24
Merger of Newco into the Company	24
Conditions to the Consummation of the Merger	24
Appraisal Rights	25
Delisting of the Company	29
Termination of the Merger	29
The Exchanges	29
Parties to the Exchanges	29
Hometown Auto Retailers, Inc.	29
Shaker Auto Group, Inc.	29
New England Subsidiaries	29
Shaker Group	30
Muller Group	30
Proxies to be Granted to William C. Muller, Jr.	30
Tax-Free Exchange of Stock of New England Subsidiaries	31
Tax-Free Exchange of Company Stock of Shaker Group	32
Conditions to the Consummation of the Exchanges	32
Opinion of the Financial Advisor to the Special Committee of the Board of Directors..	34
Termination of the Exchanges	50
Tax Consequences of the Merger and the Exchanges	50
Accounting Treatment	53
Pro Forma and Newco Financial Information	54
Interest of Certain Persons in Matters to Be Acted Upon	54
Cost of the Merger and the Exchanges	54
Stockholder Proposals	55
Forward-Looking Statements and Information	55
Where You Can Find More Information About the Company	56
Documents Incorporated by Reference	56
Appendix A - Merger Agreement
Appendix B - Exchange Agreement
Appendix C - Fairness Opinion
Appendix D - Delaware Appraisal Rights Statute

SUMMARY TERM SHEET

This summary term sheet, which is in question and answer format, summarizes selected information contained elsewhere in this Information Statement, but may not contain all of the information that may be important to you. The Company urges you to read the entire Information Statement carefully, including the attached appendices. The Company has included section references to direct you to a more complete description of the topics contained in this summary.

•	Why do the Shaker Group and the Muller Group wish to split-up the Company?

Certain factors have led the Shaker Group and the Muller Group to decide to split-up the Company.

•
First, Toyota Motor Sales, U.S.A., Inc. (“Toyota”) has notified the Company that the Company must correct certain operational deficiencies or make substantial progress toward rectifying such deficiencies. Toyota has expressed concerns that the financial resources of the Company’s Toyota dealerships are being used to finance the cash flow deficits of the Company’s other dealerships. Toyota also has expressed concerns about the impact on the Toyota dealerships of the financing terms that the Company has with Ford Motor Company Credit. The Company has been in regular contact with Toyota to review the Company’s efforts to resolve Toyota’s concerns.

•
Second, certain disputes have arisen between the Shaker Group and the Muller Group regarding the Company’s business operations. The split-up of the Company is intended to resolve these disputes by permitting the Shaker Group to devote their undivided attention to the business of Shaker Auto Group independent of the Muller Group. In this regard, the Shaker Group and the Muller Group each agree that a failure to carry out the split-up would result in corporate deadlock and adversely affect business operations.

See“Background to the Merger and the Exchanges - Reasons for the Exchanges”.

•	What is the purpose of the Merger?

On June 2, 2005, the Company publicly announced that its board of directors had approved the split-up of the Company between the Shaker Group and the Muller Group. On June 30, 2005, certain stockholders of the Company who are not members of the Shaker Group or the Muller Group filed a class action lawsuit on behalf of all of the stockholders of the Company other than the members of the Shaker Group and the Muller Group (the “Public Stockholders”). The complaint alleged that the Company and the Board of Directors had breached their fiduciary duties to the Public Stockholders by, among other things: (a) diverting an opportunity of the Company to the Shaker Group and the Muller Group; (b) failing to seek the best available transaction that would maximize value for the Company and all of its stockholders; and (c) approving transactions that are not entirely fair to the Company and all of its stockholders. The Company and the Board of Directors of the Company have denied that they have breached any of their fiduciary duties or that they acted improperly in any way. See“Background to the Merger and the Exchanges - The Class Action Lawsuit”.

Following the filing of the lawsuit, the parties engaged in negotiations to resolve the action. In order to avoid the expense and uncertainty of litigation, the parties negotiated a settlement of the class action. Under the terms of the settlement, the Company agreed to enter into a merger pursuant to which: (a) a newly-formed corporation called Hometown Acquisition I Corporation (“Newco”) will be merged with and into the Company (the “Merger”); (b) the Public Stockholders will receive $2.30 in cash ($2.40 per share reduced by legal fees in the amount of $0.10) for each share of the Company’s Class A Common Stock which they own; and (c) the employees and directors of the Company who are not members of the Shaker Group or the Muller Group and who have been granted options to acquire shares of Class A Common Stock will receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10) over the exercise price per share of any options to acquire shares of Class A Common Stock which they own. The court approved the settlement agreement on July 27, 2006.

On June 7, 2006, the Board of Directors of the Company unanimously approved the settlement agreement and agreed to proceed with the Merger and the Exchanges. On November 8, 2006, the Board of Directors of the Company unanimously approved the Merger Agreement and the Merger. On November 21, 2006 the Board of Directors of the Company unanimously authorized the officers of the Company to take all necessary actions to consummate the Exchanges and confirmed the availability of lawfully available funds to complete the Exchanges.

•
How will the Company obtain the cash needed to acquire the shares of Common Stock owned by the Public Stockholders and the options granted to employees and directors of the Company who are not members of the Shaker Group or the Muller Group?

The Company will borrow approximately $5.0 million from Comerica Bank which together with cash on hand will be used to acquire the shares of Common Stock owned by the Public Stockholders and the options granted to the employees and directors of the Company who are not members of the Shaker Group or the Muller Group. See “The Merger -Merger of Newco into the Company”.

•	What will happen to the Public Stockholders of the Company following the Merger?

Following the consummation of the Merger, the Shaker Group and the Muller Group will own all of the shares of Common Stock of the Company. The shares of Class A Common Stock owned by the Public Stockholders will be exchanged for cash, and the Public Stockholders will cease to own any shares of Common Stock of the Company. The Company’s transfer agent will mail to each Public Stockholder as of the effective date of the Merger a letter of transmittal with instructions for use in surrendering their shares of Class A Common Stock and receiving cash in exchange therefor. Your certificates for shares of Class A Common Stock of the Company should not be surrendered until you receive the letter of transmittal and instructions. See“The Merger -Merger of Newco into the Company”.

•	What will happen to any outstanding stock options following the Merger and the Exchanges?

Following the Merger, any stock options held by employees and directors of the Company who are not members of the Shaker Group or the Muller Group will be exchanged for cash and will be terminated. Any members of the Muller Group who own stock options will continue to own them, and they will continue to be exercisable in accordance with their terms. Any stock options owned by the Shaker Group will be terminated after the Merger and prior to the Exchanges. See “The Merger” and “The Exchanges - Tax-Free Exchange of Company Stock of Shaker Group”.

•	Will there be a market for the Company’s Class A Common Stock following the Merger?

The Company’s Class A Common Stock currently trades over the counter as a Bulletin Board stock under the symbol “HCAR.OB”. Following the Merger, the Company anticipates that its Class A Common Stock will be delisted and will cease to be traded. See “The Company - Description of the Company’s Capital Stock” and “The Merger - Delisting of the Company”.

•	Will I have the right to assert appraisal rights for my shares of Class A Common Stock following the Merger?

Yes. Under Delaware law, the Merger creates a statutory right to demand payment of the judicially-appraised fair value of the shares of Class A Common Stock held by a Public Stockholder. However, in the settlement agreement relating to the lawsuit, those Public Stockholders who are the named plaintiffs in the lawsuit agreed to waive any appraisal rights which they may have as a result of the Merger. In addition, the Merger will not be consummated if the holders of more than seven percent (7%) of the outstanding shares of Class A Common Stock of the Company exercise their appraisal rights. See “The Merger - Conditions to the Consummation of the Merger” and “The Merger - Appraisal Rights”.

•	How will the assets of the Company be divided following the consummation of the Merger?

The Company will transfer all of its New England dealerships, along with $5 million in cash (subject to adjustment for fluctuations in the value of certain of the assets and liabilities of the New England dealerships), to a newly-formed corporation called Shaker Auto Group, Inc., and the Company will acquire all of the outstanding shares of common stock of Shaker Auto Group, Inc. Immediately following this exchange, the Shaker Group will transfer to the Company all of its shares of Class A Common Stock and Class B Common Stock, and will receive all of the outstanding shares of common stock of Shaker Auto Group, Inc. Following these exchanges, the Shaker Group will be the owners of the New England dealerships, and the Company will retain only its New York and New Jersey dealerships. See “The Exchanges - Tax-Free Exchange of Stock of New England Subsidiaries” and “The Exchanges - Tax-Free Exchange of Company Stock of Shaker Group”.

•	How will the Company obtain the $5 million in cash which it will transfer to Shaker Auto Group, Inc.?

Following the consummation of the Merger, the Shaker Group will grant to William C. Muller, Jr. proxies to vote their shares of Class A Common Stock and Class B Common Stock of the Company. Upon receipt of these proxies, it is anticipated that all of the existing directors of the Company, except William C. Muller, Jr., will resign and William C. Muller, Jr. will remain as the sole director of the Company, and will authorize the Company to sell the Company’s Toyota dealership in Newburgh, New York for cash of approximately $7.8 million (of which approximately $3.3 million will be used to retire certain debt associated with the dealership). The remainder of the sales proceeds, together with other cash held by the Company, will be used to make the transfer of the $5 million in cash to Shaker Auto Group. See “The Exchanges - Tax-Free Exchange of Stock of New England Subsidiaries”.

•	Are the Merger and the Exchanges supported by the Board of Directors of the Company?

A special committee of the Board of Directors of the Company, composed of three of the outside directors of the Company, was formed to review the proposed Exchanges. The special committee retained Duff & Phelps LLC, a Chicago-based investment banking and financial advisory firm, to serve as its independent financial advisor and render an opinion as to the fairness, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls) of the Exchanges (without giving effect to any impact of the Exchanges on any particular stockholder other than in its capacity as a stockholder). In its opinion dated as of June 1, 2005, Duff & Phelps LLC concluded that the Exchanges are fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls). See “The Exchanges -Opinion of the Financial Advisor to the Special Committee of the Board of Directors”.

On June 1, 2005, following its consideration of the Exchanges (including its review of the fairness opinion rendered by Duff & Phelps LLC), the Board of Directors of the Company unanimously approved the Exchanges and recommended that the stockholders approve the Exchanges. On June 2, 2005 the stockholders approved the Exchanges by the written consent of the holders of a majority of the voting power of the Class A Common Stock and the Class B Common Stock, as permitted by Section 228 of the General Corporation Law of the State of Delaware. See “The Exchanges - Conditions to the Consummation of the Exchanges”.

On June 7, 2006, the Board of Directors of the Company unanimously approved the settlement agreement relating to the class action lawsuit, authorized the consummation of the Merger, and reapproved the consummation of the Exchanges. On November 8, 2006, the Board of Directors unanimously approved the Merger Agreement and the Merger, recommended that the Company’s stockholders adopt the Merger Agreement, and reapproved the consummation of the Exchanges. On November 21, 2006 the Board of Directors of the Company unanimously authorized the officers of the Company to take all necessary actions to consummate the Exchanges and confirmed the availability of lawfully available funds to complete the Exchanges.

•	When will the Merger and the Exchanges be completed?

The Merger and the Exchanges are expected to be completed promptly after the expiration of twenty (20) days from the date on which this Information Statement is mailed to the stockholders. See“The Merger - Conditions to the Consummation of the Merger” and “The Exchanges - Conditions to the Consummation of the Exchanges”.

•	What is the market value of the Company’s Class A Common Stock as of a recent date?

On December 28, 2006, the high and low bid prices of the Class A Common Stock as quoted by the NASD OTC Bulletin Board were $2.16 and $2.16. See“The Company - Description of the Company’s Capital Stock” for recent high and low bid prices for Class A Common Stock.

•	What are the benefits of the Merger and the Exchanges for the Public Stockholders, the Company, the Shaker Group, and the Muller Group?

Following the Merger, the Public Stockholders will receive cash for their shares of Class A Common Stock of the Company based upon a negotiated price set forth in the settlement agreement and approved by the court, and the Shaker Group and the Muller Group will own all of the shares of Common Stock of the Company. See“The Merger”.

Following the Exchanges, the Company will retain the more profitable New Jersey dealerships. As a result, the Company will be able to address the concerns expressed by Toyota regarding the financial impact on the Toyota dealerships of the Company’s other dealerships. In addition, the Muller Group, which will control the Company after the Exchanges, will be able to focus all of its attention on the management of the Company’s remaining dealerships in a geographical area in which it has had extensive business experience, independent of the Shaker Group.

The Shaker Group will acquire sole control of the New England dealerships, and will be able to focus all of its attention on the management of these dealerships in a geographic area in which it has had extensive business experience, independent of the Muller Group.

See “Background to the Merger and The Exchanges - Reasons for the Exchanges”.

•	What are the detriments of the Merger and the Exchanges for the Public Stockholders, the Company, the Shaker Group, and the Muller Group?

Following the completion of the Merger, the Public Stockholders will no longer have any interest in the Company, and so will not be able to share in any future growth in the business of the Company.

Following the completion of the Merger and the Exchanges, the business of the Shaker Group will be less geographically dispersed, thereby making it more susceptible to regional fluctuations in business activity. In addition, the business of the Shaker Group will no longer have the benefit of the revenue generated by the New York and New Jersey dealerships.

Following the completion of the Exchanges, the business of the Company (and, indirectly, the Muller Group) will also be less geographically dispersed. In addition, the ratio of the Company’s outstanding debt to its total stockholders’ equity will increase significantly. See“Background to the Merger and The Exchanges - Reasons for the Exchange”.

•	What are the tax consequences of the Merger and the Exchanges to me?

The Public Stockholders of the Company will recognize gain or loss for federal income tax purposes as a result of the Merger. However, tax matters are very complex, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you. See “Tax Consequences of the Merger and the Exchanges”.

On June 1, 2005, the Company obtained an opinion from BDO Seidman, LLP, the independent registered public accountants of the Company, regarding whether the Exchanges would qualify for tax-free treatment under the Internal Revenue Code of 1986, as amended (the “Code”). However, this opinion was issued prior to the settlement of the lawsuit and the approval of the Merger. See“Background to the Merger and the Exchanges - The Class Action Lawsuit”. The Company has determined that it will not obtain a supplemental opinion from BDO Seidman, LLP regarding the tax impact of the merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes. See“Tax Consequences of the Merger and the Exchanges”.

•	Has the Company received any competing proposals to purchase the New England dealerships or any other assets of the Company?

The Company has not received nor has it solicited, initiated or encouraged any competing proposals to the Exchanges. However, the Board of Directors of the Company may furnish information or engage in discussions in response to any unsolicited inquiry regarding a proposal for a competing transaction. Following receipt of a bona fide proposal, the Board of Directors of the Company may withdraw or modify its approval of the Merger and the Exchanges and/or disclose to the stockholders of the Company its position or recommendation on the competing transaction. See“Background to the Merger and The Exchanges - Background to the Exchanges”.

•	What are the conditions to the settlement of the class action lawsuit?

If certain conditions are not satisfied or waived, the settlement of the class action lawsuit will become null and void, and will have no effect. In order to satisfy these conditions: (a) the Company must obtain sufficient financing to consummate the Merger and the Exchanges; (b) the Company must obtain a tax-free exchange opinion from BDO Seidman, LLP, the Company’s independent registered public accountants, relating to the Exchanges; (c) the conditions to the consummation of the Exchanges must be satisfied or waived; (d) the conditions to the consummation of the Merger must be satisfied or waived; and (e) the Merger and the Exchanges must be consummated. Because the Company will not obtain a supplemental opinion from BDO Seidman, LLP regarding the impact of the Merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, the Company has waived the requirement that the Company must obtain an additional tax-free exchange opinion from BDO Seidman, LLP.

•	What are the conditions to the consummation of the Merger?

If certain conditions are not satisfied or waived, the Merger will not be consummated. These conditions include: (a) the conditions to the consummation of the Exchanges must be satisfied or waived; (b) the conditions to the settlement of the lawsuit (other than the conditions relating to the consummation of the Merger and the Exchanges) must be satisfied or waived; (c) a majority in voting power of the stockholders of the Company and Newco must have approved the Merger; (d) the Company and the Shaker Group must have obtained a supplemental opinion from BDO Seidman, LLP, the Company’s independent registered public accountants, that the consummation of the Merger will not cause the Exchanges to fail to be tax-free exchanges under the Internal Revenue Code or to result in the recognition of income for federal income tax purposes by either the Company or the Shaker Group; and (e) the stockholders who perfect their appraisal rights with respect to the Merger do not hold more than seven percent (7%) of the Company’s Class A Common Stock. Stockholders holding approximately 90.8% in voting power of the Company’s outstanding stock adopted the Merger Agreement by written consent on November 22, 2006. See“The Merger - Appraisal Rights.” Because the Company will not obtain a supplemental opinion from BDO Seidman, LLP regarding the tax impact of the Merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, the Company and the Shaker Group have waived the requirement that they must obtain a tax-free exchange opinion from BDO Seidman, LLP.

•	What are the conditions to the Exchanges?

If certain conditions are not satisfied or waived, the Exchanges will not be completed. These conditions include: (a) the Company’s transfer of the New England dealerships and $5 million in cash or cash equivalents (as adjusted) to Shaker Auto Group, Inc.; (b) the release of the Company and the Muller Group from any obligations, either as guarantor or otherwise, relating to the liabilities of the New England dealerships; (c) the release of the Shaker Group from any obligations, either as guarantor or otherwise, relating to the liabilities of the Company; (d) the delivery of the opinion of Duff & Phelps LLC indicating that the Exchanges are fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls); (e) the delivery of the opinion of BDO Seidman, LLP, the Company’s independent registered public accountants, that the Exchanges will qualify as tax-free exchanges under the Internal Revenue Code and will not cause the recognition of income by either the Company or the Shaker Group for federal income tax purposes; (f) the approval of the Exchanges by the written consent of stockholders holding a majority of the voting power of the outstanding shares of Common Stock of the Company; (g) the approval of the Exchanges by all necessary parties, including but not limited to manufacturers, lenders and lessors; (h) the resignation of each member of the Shaker Group and each individual related to any member of the Shaker Group as an employee, director and/or officer of the Company; and (i) the delivery of this Information Statement to the stockholders of the Company and the expiration of the required twenty (20) day waiting period. See“The Exchanges - Conditions to the Consummation of the Exchanges”. Because the Company will not obtain a supplemental opinion from BDO Seidman, LLP regarding the tax impact of the Merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, the Company and the Shaker Group have waived the requirement that the they must obtain a tax-free exchange opinion from BDO Seidman, LLP.

•	Can the Merger Agreement or Exchange Agreement be amended or terminated?

The Merger Agreement can be amended or terminated at any time before the effective date of the Merger by the written agreement of the Company and Newco. See“The Merger - Termination of the Merger”.

The Exchange Agreement can be amended or terminated at any time before the effective date of the Exchanges by the written agreement of the Company, the Shaker Group and the Muller Group. See“The Exchanges - Termination of the Exchanges”.

•	Who must pay the fees and expenses relating to the Merger and the Exchanges?

The expenses of the Merger, including the expenses related to the mailing of this Information Statement, will be borne by the Company. See“Cost of the Merger and the Exchanges”.

The Exchange Agreement provides that each party to the agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of the transactions contemplated by the agreement, including all fees and expenses of agents, representatives, counsel, and accountants. See“Cost of the Merger and the Exchanges”.

•	Do the Company’s directors and executive officers have interests in the Merger or the Exchanges that are different from, or in addition to, mine?

Yes. The Public Stockholders and the directors and executive officers of the Company who are not members of the Shaker Group or the Muller Group will cease to have any interest in the Company following the consummation of the Merger and the Exchanges. However, any directors or executive officers of the Company who are members of the Shaker Group will continue to have an interest in the New England dealerships of the Company, while any directors or executive officers of the Company who are members of the Muller Group will continue to have an interest in the New York and New Jersey dealerships. See“Interest of Certain Persons in Matters to be Acted Upon”.

•	What do I need to do now?

You should read this Information Statement, including the appendices, carefully and should consider how the Merger and the Exchanges will affect you. DO NOT SEND YOUR STOCK CERTIFICATES TO THE COMPANY. FOLLOWING THE MERGER, YOU WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

•	How can I learn more about the Merger and the Exchanges?

The Merger, including the conditions to the consummation of the Merger, is described under the caption “The Merger”, and a copy of the Merger Agreement is attached as Appendix A. The Exchange Agreement, including the conditions to the consummation of the Exchanges, is described under the caption “The Exchanges”, and the Exchange Agreement is attached as Appendix B. You should carefully read the entire Merger Agreement and Exchange Agreement, because they are the legal documents that govern the Merger and the Exchanges.

•	Who can answer any questions I may have?

If you would like additional copies of this Information Statement (which will be provided to you without charge) or if you have any questions about the Merger or the Exchanges, you should contact: Charles F. Schwartz, Chief Financial Officer and Secretary, Hometown Auto Retailers, Inc., 1309 South Main Street, Waterbury, Connecticut 06706 (203) 756-1300.

THE COMPANY

Hometown Auto Retailers, Inc.

The Company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts, and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The Company’s dealerships offer ten American and Asian automotive brands, including Ford, Chrysler, Dodge, Jeep, Lincoln, Mercury, Mazda, Nissan, Toyota and Chevrolet.

The Company was founded on June 27, 1997 by the merger of Dealer-Co., Inc., a New York corporation organized on March 10, 1997, and Hometown Auto Retailers, Inc., a Delaware corporation organized on June 6, 1997. Until the closing of its initial public offering on July 31, 1998, the Company conducted no operations under its own name and all revenues were generated by its predecessor companies. On July 31, 1998, the Company acquired three dealerships and the predecessor companies, which operated six dealerships, a collision repair center and a factory authorized freestanding service center. In 1999, the Company also acquired freestanding Lincoln-Mercury and Toyota dealerships, and added both a Mazda and a Jeep dealership to existing locations. In 2000, the Company acquired a high-end used car operation, which was added to its Massachusetts location. In 2001, the Company sold its Morristown, New Jersey dealership, a Lincoln-Mercury franchise, back to Lincoln-Mercury. In 2002, the high-end used car operation was significantly scaled down. In 2003, the Company sold the Chrysler/Jeep sales and service franchise for its Waterbury, Connecticut location. On February 9, 2006, the Company purchased certain assets (including the Nissan franchise) of Nissan of Natick, Inc. of Natick, Massachusetts.

On or about February 7, 2001, Salvatore A. Vergopia and Edward A. Vergopia, former directors and executive officers of the Company, and Janet Vergopia, the wife of Salvatore A. Vergopia (the “Vergopias”) filed a complaint in the Superior Court of New Jersey in Bergen County, against the Company, its officers and directors, certain holders of its Class B Common Stock, and certain other unnamed persons, alleging breach of two employment agreements, wrongful termination of employment, breach of a stockholders’ agreement and certain other wrongful conduct, including age discrimination and breach of fiduciary duty. The Vergopias sought back pay and front pay, and compensatory, consequential and punitive damages, for an unspecified amount, as well as reinstatement, injunctive and other legal and equitable relief. Salvatore A. Vergopia and Edward A. Vergopia also commenced a second action for defamation against the Company and its Chief Executive Officer, and a third lawsuit claiming defamation and tortious interference with contract arising out of a letter allegedly sent to one of the Company’s automobile manufacturers. Litigation counsel was retained by the Company’s insurers to represent the Company in these actions. In addition, the Company filed counterclaims to recover damages associated with the Vergopias’ breaches of certain agreements, as well as breaches of their fiduciary duties. On December 7, 2004, the Company announced that it had settled all of its litigation matters with the Vergopias. As part of the settlement, the Company agreed to transfer certain Westwood Lincoln-Mercury Sales, Inc. assets to the Vergopias, to transfer the Westwood Lincoln-Mercury franchise to the Vergopias (subject to manufacturer approval), and to terminate the Company’s Westwood, New Jersey lease. In return, the Vergopias agreed to transfer to the Company all of their shares of Common Stock of the Company. These transactions have already been consummated.

Description of the Company’s Capital Stock

The Company’s authorized capital stock consists of 17,760,000 shares of stock, of which 12,000,000 shares are Class A Common Stock, 3,760,000 shares are Class B Common Stock, and 2,000,000 shares are preferred stock. At the close of business on November 22, 2006, the Company had 3,910,137 shares of Class A Common Stock issued and outstanding, 2,579,252 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock issued and outstanding.

The Company’s Class A Common Stock and Class B Common Stock vote together as a single class of stock on all matters to be voted on by the stockholders of the Company, except as otherwise expressly provided by law. The holders of the Class A Common Stock are entitled to one vote per share, and the holders of the Class B Common Stock are entitled to ten votes per share. Therefore, the issued and outstanding shares of Class A Common Stock have an aggregate of 3,910,137 votes, the issued and outstanding shares of Class B Common Stock have an aggregate of 25,792,520 votes, and all of the outstanding shares of Common Stock have an aggregate of 29,702,657 votes. Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Except as otherwise required by law, for all other matters presented to the stockholders for their approval, a majority of the votes cast at a meeting at which a quorum is present is required.

The Company’s Class A Common Stock trades on the National Association of Securities Dealers Automated Quotation System over the counter bulletin board (the “NASD OTC Bulletin Board”) under the symbol “HCAR.OB”

The following table sets forth the high and low bid prices as quoted by the NASD OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

Year Ended 2004	High	Low
First Quarter	$2.00	$1.05
Second Quarter	$1.40	$0.95
Third Quarter	$1.25	$0.71
Fourth Quarter	$0.87	$0.68

Year Ended 2005	High	Low
First Quarter	$1.30	$0.76
Second Quarter	$1.41	$1.05
Third Quarter	$1.97	$1.17
Fourth Quarter	$1.75	$1.15

Year Ended 2006	High	Low
First Quarter	$1.70	$1.05
Second Quarter	$2.10	$1.21
Third Quarter	$2.08	$1.80
Fourth Quarter (through December 28, 2006)	$2.18	$1.71

On December 28, 2006, the high and low bid prices of the Class A Common Stock as quoted by the NASD OTC Bulletin Board were $2.16  and $2.16.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company regarding the beneficial ownership of Common Stock as of November 22, 2006 by (a) each person known to the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock; (b) each director of the Company; (c) each named executive officer of the Company; and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock owned by them.

A person is deemed to be a beneficial owner of securities that can be acquired by such person within sixty (60) days from the date of this Information Statement upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by dividing the number of shares beneficially owned by that person by the total number of shares beneficially owned, increased to reflect the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

The total number of votes is based on the combined total of Class A Common Stock and Class B Common Stock beneficially owned by the beneficial owner. The voting power percentage of each beneficial owner is determined by dividing the number of votes held by that person by the total number of votes outstanding, increased to reflect the number of votes of the shares underlying the options, warrants and convertible securities that are held by such person, but not held by any other person.

	Common Stock Beneficially Owned		% of Outstanding Equity Owned			% of Aggregate Voting
Name of Beneficial Owner	Class A	Class B	Class A	Class B	Total	Power of All Classes
Officers and Directors
Corey E. Shaker	170,214	265,080	4.30	10.28	6.66	9.48
William C. Muller, Jr.	362,000	761,752	9.26	29.53	17.32	26.86
Steven Shaker	115,142	206,424	2.94	8.00	4.96	7.34
Joseph Shaker	148,000	321,812	3.79	12.48	7.24	11.33
Charles F. Schwartz	106,666	-	2.66	-	1.62	**
Bernard J. Dzinski Jr.	32,500	-	**	-	**	**
Steven A. Fournier	37,500	-	**	-	**	**
Timothy C. Moynahan	37,500	-	**	-	**	**
All Directors, and Executive Officers as a group (8 persons)	1,009,523	1,555,068	24.18	60.29	37.97	55.26

5% Beneficial Owners
Janet Shaker	71,428	227,668	1.83	8.83	4.61	7.91
Paul Shaker	-	218,268	-	8.46	3.36	7.35
Edward D. Shaker	107,142	206,612	2.74	8.01	4.83	7.32
Edward Shaker	125,842	175,404	3.22	6.80	4.64	6.33
Richard Shaker	114,142	175,404	2.92	6.80	4.46	6.29
Steven N. Bronson	381,817	-	9.76	-	5.88	1.29

** Ownership is less than 1%

Corey Shaker has an address at c/o Hometown Auto Retailers, Inc., 1309 South Main Street, Waterbury, Connecticut 06706. His beneficial ownership of our common stock includes:

•	265,080 shares of Class B common stock, of which 15,980 shares are held by the Edward Shaker Family Trust of which he is the Trustee and a beneficiary;
•	120,214 shares of Class A common stock, including 72 shares (24 shares each for his children, Lindsay, Kristen and Edward) of which he is custodian;
•	Options exercisable within the next 60 days to purchase shares of Class A common stock as follows:
•	50,000 shares at $0.48 per share;

William Muller, Jr. has an address at c/o Muller Toyota Inc., Route 31, PO Box J, Clinton, New Jersey 08809. His beneficial ownership of our common stock includes:

•	761,752 shares of Class B common stock;
•	360,750 shares of Class A common stock;
•	1,250 shares of Class A common stock owned by his wife, Michele;

Steven Shaker has an address at c/o Family Ford, Inc., 1200 Wolcott Street, Waterbury, Connecticut 06705. His beneficial ownership of our common stock includes:

•	206,424 shares of Class B common stock;
•	115,142 shares of Class A common stock;

Joseph Shaker has an address at c/o Baystate Lincoln Mercury, 571 Worcester Road, Framingham, Massachusetts 01701. His beneficial ownership of our common stock includes:

•
321,812 shares of Class B common stock of which 15,980 shares are held by the Richard Shaker Family Trust which Mr. Shaker is the Trustee and a beneficiary; and 40,000 shares are held by the Shaker Irrevocable Trust of which Mr. Shaker is Trustee;

•	148,000 shares of Class A common stock, including 174 shares (held for his son, Matthew) of which he is custodian;

Charles F. Schwartz has an address at c/o Hometown Auto Retailers, Inc., 1309 South Main Street, Waterbury, Connecticut 06706. His beneficial ownership of our common stock consists of options exercisable within the next 60 days to purchase shares of Class A common stock as follows:

•	6,666 shares at $1.25 per share;
•	50,000 shares at $0.68 per share;
•	50,000 shares at $0.34 per share.

Bernard J. Dzinski Jr. has an address at 530 Middlebury Road, Middlebury, Connecticut 06762. His beneficial ownership of our common stock consist of options exercisable within the next 60 days to purchase shares of Class A common stock as follows:

•	2,500 shares at $1.05 per share;
•	30,000 shares at $0.42 per share.

Steven A. Fournier has an address at 238 Water Street, Naugatuck, Connecticut 06770. His beneficial ownership of our common stock consist of options exercisable within the next 60 days to purchase shares of Class A common stock as follows:

•	2,500 shares at $1.05 per share;
•	30,000 shares at $0.58 per share;
•	5,000 shares at $0.42 per share.

Timothy C. Moynahan has an address at 141 East Main Street, Waterbury, Connecticut 06722. His beneficial ownership of our common stock consist of options exercisable within the next 60 days to purchase shares of Class A common stock as follows:

•	2,500 shares at $1.05 per share;
•	30,000 shares at $0.48 per share;
•	5,000 shares at $0.42 per share;

Janet Shaker has an address at c/o Family Ford, Inc., 1200 Wolcott Street, Waterbury, Connecticut 06705.

Paul Shaker has an address at 210 Munson Road, Middlebury, Connecticut 06762.

Edward D. Shaker has an address at c/o Shakers Lincoln Mercury, Inc. 831 Straits Turnpike, Watertown, Connecticut 06795. His beneficial ownership of our common stock includes:

•	206,612 shares of Class B common stock;
•	107,142 shares of Class A common stock; and

Edward Shaker has an address at c/o Hometown Auto Retailers, Inc., 1309 South Main Street, Waterbury, Connecticut 06706. His beneficial ownership of our common stock includes 13,700 shares of Class A common stock owned by his wife, Lillian.

Richard Shaker has an address at c/o Shakers Lincoln Mercury, Inc. 831 Straits Turnpike, Watertown, Connecticut 06795. His beneficial ownership of our common stock includes:

•	175,404 shares of Class B common stock;
•	114,142 shares of Class A common stock; and

Steven N. Bronson has an address at 100 Mill Plain Road, Danbury, Connecticut 06811.

All of the above disclaim any beneficial ownership in shares of the Company owned by other family members.

Selected Financial Data for the Company

The following table sets forth certain selected historical consolidated data of the Company as of and for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and for the nine months ended September 30, 2006 and September 30, 2005. The selected historical consolidated data has been derived from the Company’s unaudited consolidated financial statements as of and for the nine months ended September 30, 2006 and September 30, 2005 and from the Company’s audited consolidated financial statements for the five full fiscal years. In the opinion of management, the selected historical consolidated financial statements reflect all material adjustments necessary for a fair presentation of such data. The table is based on, and should be read in conjunction with, the Company’s historical consolidated financial statements and notes thereto incorporated by reference in this Information Statement. See“Documents Incorporated by Reference”.

	As of and for the nine months ended September 30,		As of and for the year ended December 31
	2006	2005	2005	2004	2003	2002	2001
(In thousands, except per share data)		(Restated)		(Restated)	(Restated)
Statement of Operations Data:
Revenues	$164,144	$188,562	$233,080	$265,594	$280,001	$269,739	$275,760
Gross profit	25,705	27,567	34,738	38,287	39,971	38,667	39,815
Amortization of goodwill	-	-	-	-	-	-	704
Selling, general and administrative expenses	21,798	23,457	29,735	33,371	34,840	34,152	35,114
Income from operations	3,907	4,110	5,003	4,916	5,131	4,515	3,997
Interest expense	(4,122)	(2,646)	(3,550)	(3,281)	(3,037)	(3,205)	(4,225)
Net income (loss) before cumulative effect of accounting change	44	1,349	1,292	3,935	2,513	776	(2,136)
Cumulative effect of accounting change	-	-	-	-	-	(23,708)	-
Net income (loss)	$44	$1,349	$1,292	$3,935	$2,513	$(22,932)	$(2,136)
Earnings (loss) per share, basic
Before cumulative effect of accounting change	$0.01	$0.20	$0.20	$0.54	$0.35	$0.10	$(.32)
Cumulative effect of accounting change	-	-	-	-	-	(3.30)	-
Earnings (loss) per share, basic	$0.01	$0.20	$0.20	$0.54	$0.35	$(3.20)	$(.32)
Earnings (loss) per share, diluted
Before cumulative effect of accounting change	$0.01	$0.20	$0.19	$0.53	$0.35	$0.10	$(.32)
Cumulative effect of accounting change	-	-	-	-	-	(3.30)	-
Earnings (loss) per share, diluted	$0.01	$0.20	$0.19	$0.53	$0.35	$(3.20)	$(.32)
Weighted average shares,
Basic	6,489,389	6,660,012	6,617,005	7,286,931	7,175,105	7,175,105	6,592,436
Diluted	6,645,245	6,811,927	6,770,278	7,439,024	7,215,492	7,175,105	6,592,436
Balance Sheet Data:
Working capital	$8,565	$4,263	$3,609	$2,978	$6,098	$4,085	$4,029
Inventories	31,064	27,925	33,542	43,440	37,774	39,169	31,887
Total assets	61,379	56,282	61,886	74,008	65,175	63,816	81,842
Total debt	45,475	39,692	46,091	56,600	51,075	52,745	46,234
Stockholders’ equity	$11,605	$11,608	$11,551	$11,255	$7,063	$4,550	$27,452

BACKGROUND TO THE MERGER AND THE EXCHANGES

Background to the Exchanges

At various times in recent years, the Shaker Group and the Muller Group have discussed informally among themselves the merits of splitting-up the assets of the Company by transferring the New England dealerships to the Shaker Group, while retaining the New York and New Jersey dealerships in the Company subject to the control of the Muller Group. The New England dealerships are owned by the following subsidiaries of the Company: ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc. and Brattleboro Realty Holdings, Inc. (the “New England Subsidiaries”). The New York and New Jersey dealerships are owned by the following subsidiaries of the Company: Muller Chevrolet, Isuzu, Inc., Muller Automotive Group, Inc., Hometown Newburgh, Inc., Newburgh Realty Holding Co., Inc., Morristown Auto Sales, Inc. and Hometown New Windsor, Inc. (the “New York/New Jersey Subsidiaries”).

The factors that prompted these discussions concerning the split-up of the Company included the following:

•
Toyota Motor Sales, U.S.A., Inc. (“Toyota”) extended the Company’s current Toyota dealership agreement, but only on a month-to-month basis pending resolution of certain concerns expressed by Toyota. In March 2003, Toyota notified the Company in writing that the Company must correct certain operational deficiencies or make substantial progress toward rectifying such deficiencies. Toyota has expressed concerns that the financial resources of the Company’s Toyota dealerships are being used to finance the cash flow deficits of the Company’s other dealerships. Toyota also has expressed concerns about the impact on the Toyota dealerships of the financing terms that the Company has with Ford Motor Company Credit. The Company has been in regular contact with Toyota to review the Company’s efforts to resolve Toyota’s concerns. In order to improve the Company’s relationship with Toyota and avoid a potential termination of its franchise agreement, the Company has informed Toyota of its proposed plan to separate certain of the dealerships from the Company’s corporate structure.

•
Certain disputes have arisen between the Shaker Group and the Muller Group regarding the Company’s business operations. The split-up of the Company is intended to resolve these disputes by permitting the Shaker Group to devote their undivided attention to the business of the New England Subsidiaries independent of the Muller Group, and by permitting the Muller Group to devote their undivided attention to the business of the New York/New Jersey Subsidiaries independent of the Shaker Group. In this regard, the Shaker Group and the Muller Group each agree that a failure to carry out the split-up of the Company would result in corporate deadlock and adversely affect business operations.

Discussions between the Shaker Group and the Muller Group intensified in late 2004 and early 2005, following the Company’s settlement of its litigation with the Vergopias. The members of the Shaker Group and the Muller Group ultimately concluded that the split-up of the Company would be appropriate.

On December 15, 2004, the Board of Directors of the Company appointed Steven A. Fournier, Bernard J. Dzinski, Jr. and Timothy C. Moynahan, three of the outside directors of the Company, to serve as a special committee (the “Special Committee”) to consider the split-up of the Company. The Special Committee met with the Company’s outside counsel to discuss the mechanics of splitting-up the Company. On February 4, 2005, the Special Committee engaged Duff & Phelps LLC, a Chicago-based investment banking and financial advisory firm, to advise the Special Committee in its consideration and evaluation of the split-up of the Company. On February 7, 2005, the Company signed an engagement letter with Duff & Phelps LLC that provided for, among other things, the payment of professional fees consisting of: (a) $50,000 payable upon execution of such engagement letter; (b) $50,000 payable upon Duff & Phelps LLC informing the Special Committee it is prepared to deliver its opinion, regardless of the conclusions reached in such opinion; and (c) $25,000 if the opinion is included in the Company’s SEC filings, inclusive of any time incurred in reviewing and assisting in the preparation of such materials.

In its consideration and evaluation of the split-up of the Company, Duff & Phelps LLC was not requested to, and did not, solicit indications of interest from, or conduct an auction with, third parties relating to the potential sale of all or a portion of the Company to a third party. Both the Shaker Group and the Muller Group indicated to the Special Committee and to Duff & Phelps LLC that they had no interest in participating in alternative transactions, such as selling their interests in the Company or selling any portion of the Company’s business to a third party. Accordingly, any solicitation of third party interest in the Company would have been futile, given that both the Shaker Group and the Muller Group are not willing to sell their interests.

On June 1, 2005, Company management, the Company’s outside counsel, and representatives of Duff & Phelps LLC discussed with the Special Committee the potential split-up of the Company. Duff & Phelps LLC reviewed the information that it had considered and presented its analysis of the following proposal for the split-up of the Company:

•
All of the outstanding shares of common stock of the New England Subsidiaries of the Company, along with $5 million in cash (subject to adjustment for fluctuations in certain of the assets and liabilities of the New England Subsidiaries) would be exchanged in a tax-free exchange (the “First Exchange”) for all of the shares of common stock of Shaker Auto Group, Inc., a newly-organized Connecticut corporation (“Shaker Auto Group”).

•
All of the outstanding shares of common stock of Shaker Auto Group would then be exchanged in a tax-free exchange (the “Second Exchange”) for all of the outstanding shares of Class A Common Stock and Class B Common Stock of the Company that are owned by the Shaker Group.

Following the First Exchange and the Second Exchange (collectively, the “Exchanges”), the Shaker Group would be the beneficial owner of all of the outstanding shares of common stock of Shaker Auto Group and the New England Subsidiaries, and would cease to own any shares of Common Stock of the Company. In addition, the Muller Group would own all of the outstanding shares of Common Stock of the Company, and the Company would cease to own any shares of common stock of Shaker Auto Group or the New England Subsidiaries.

Duff & Phelps LLC informed the Special Committee of its opinion that the Exchanges are fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls)

The members of the Special Committee and the representatives of Duff & Phelps LLC then discussed the information presented. After discussion and consideration of the Exchanges (including its review of the fairness opinion rendered by Duff & Phelps LLC) and other relevant factors considered by the Special Committee, the Special Committee unanimously determined that the proposed transactions regarding the split-up of the Company were fair to the unaffiliated stockholders of the Company and unanimously recommended that the entire Board of Directors of the Company approve the transactions.

On June 1, 2005, the Special Committee presented to the full Board of Directors of the Company its recommendation regarding the split-up of the Company. After discussion and consideration of the Exchanges (including its review of the fairness opinion rendered by Duff & Phelps LLC) and other relevant factors considered by the Board of Directors, the Board of Directors unanimously determined that the proposed transactions regarding the split-up of the Company were fair to the unaffiliated stockholders of the Company and unanimously recommended that the stockholders approve the transactions.

Pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), the written consent of stockholders holding a majority of the voting power of the outstanding shares of stock of a corporation is sufficient to approve any actions submitted to the stockholders for their approval. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, every stockholder who is entitled to vote on a matter at a meeting or who is entitled to give his or her written consent to a corporate action must be sent or given an information statement at least twenty (20) calendar days prior to the meeting date or the earliest date on which the corporate action will be effective.

By a written consent dated June 2, 2005, persons holding shares of Class A Common Stock and Class B Common Stock representing a majority of the voting power of the Company’s Common Stock approved the proposed transactions regarding the split-up of the Company. As required by the federal securities laws, the transactions could have become effective twenty (20) days after the initial mailing of an information statement to the stockholders of the Company.

On June 2, 2005, the Company issued a press release disclosing the approval of the transactions by the Board of Directors and by a majority of the voting power of the Company’s Common Stock. The Company also filed a copy of the press release with the Securities and Exchange Commission on Form 8-K. The Company’s press release included a description of the general terms of the transactions.

Reasons for the Exchanges

      In arriving at its decision to proceed with the split-up of the Company, the Company, the Shaker Group and the Muller Group considered the same factors that had prompted them to discuss the split-up of the Company. See “Background to the Merger and the Exchanges - Background to the Exchanges”. In addition, the Company, the Shaker Group and the Muller Group considered the following benefits of the transactions:

•
Following the completion of the transactions, the Company will retain the more profitable New York and New Jersey dealerships. The Muller Group, which will control the Company after the Exchanges, will be able to focus all of its attention on the management of these dealerships in a geographical area in which it has had extensive business experience, independent of the Shaker Group.

•
The Shaker Group will acquire sole control of the New England dealerships, and will be able to focus all of its attention on the management of these dealerships in a geographic area in which it has had extensive business experience, independent of the Muller Group.

The Company, the Shaker Group and the Muller Group also considered the following potential detriments of the transactions:

•
Following the completion of the transactions, the ratio of the Company’s outstanding debt to its total stockholders’ equity will increase significantly. As a result, the Company will become more highly leveraged and will be burdened by a significant amount of debt.

•	Following the completion of the transactions, the business of the Company (and, indirectly, the Muller Group) will be less geographically dispersed.

•
Following the completion of the transactions, the business of the Shaker Group will also be less geographically dispersed, thereby making it more susceptible to regional fluctuations in business activity. In addition, the business of the Shaker Group will no longer have the benefit of the revenue generation provided by the more profitable New York and New Jersey dealerships.

The Class Action Lawsuit

The members of the Board of Directors of the Company were sent a letter dated June 14, 2005 signed by Steven Bronson, Louis J. Meade and Leonard Hagan, and included in an amendment to a Schedule 13D filed by Steven Bronson with the Securities and Exchange Commission on June 15, 2005. In the letter, Messrs. Bronson, Meade and Hagan (the “Named Plaintiffs”) state that they own an aggregate of 16.31% of the Company’s Class A Common Stock. In the letter, the Named Plaintiffs also state their belief that the Exchanges will have a material adverse effect on the Company and the stockholders who are not parties to the Exchanges, and are not in the best interests of the Company and its stockholders. They further state their belief that the Exchanges violate the Board of Directors’ statutory and common law fiduciary duties and demand that the Company abandon the Exchanges, that the Board appoint a new compensation committee, that the president of the Company resign, that the Board appoint a Special Committee to explore all options for maximizing shareholder value (including conversion of the Company’s Class B Common Stock into Class A Common Stock), that provision be made for minority stockholder representation on the Board, and that the Shaker Group reimburse the Company for its costs in pursuing the Exchanges.

On June 30, 2005, the Named Plaintiffs filed a class action lawsuit on behalf of all of the stockholders of the Company other than the members of the Shaker Group and the Muller Group (the “Public Stockholders”). The complaint alleged that the Company and the Board of Directors had breached their fiduciary duties to the Public Stockholders by, among other things: (a) diverting an opportunity of the Company to the Shaker Group and the Muller Group; (b) failing to seek the best available transaction that would maximize value for the Company and all of its stockholders; and (c) approving transactions that are not entirely fair to the Company and all of its stockholders. The Company and the Board of Directors of the Company have denied that they have breached any of their fiduciary duties or that they acted improperly in any way.

Following the filing of the lawsuit, the parties engaged in negotiations to resolve the action. In order to avoid the expense and uncertainty of litigation, the parties negotiated a settlement of the class action. Under the terms of the settlement, the Company agreed to enter into the Merger pursuant to which: (a) a newly-formed corporation called Hometown Acquisition I Corporation (“Newco”) will be merged with and into the Company; (b) the Public Stockholders will receive $2.30 in cash ($2.40 per share reduced by legal fees in the amount of $0.10 per share) for each share of the Company’s Class A Common Stock which they own; and (c) the employees and directors of the Company who are not members of the Shaker Group or the Muller Group and who were granted options to acquire shares of Class A Common Stock of the Company will receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10 per share) over the exercise price per share of any options to acquire shares of Class A Common Stock which they own. The court approved the settlement agreement on July 27, 2006.

On June 7, 2006, the Board of Directors of the Company unanimously approved the settlement agreement and agreed to proceed with the Merger and the Exchanges.

Despite the approval of the settlement agreement by the court and the Board of Directors of the Company, the settlement agreement will become null and void and will have no effect if certain conditions are not satisfied. These conditions include the following: (a) the Company must obtain sufficient financing to consummate the Merger; (b) the Company must obtain a tax-free exchange opinion from BDO Seidman, LLP, the Company’s independent registered public accountants, relating to the Exchanges; (c) the conditions to the consummation of the Exchanges must be satisfied or waived; (d) the conditions to the consummation of the Merger must be satisfied or waived; and (e) the Merger must be consummated. Because the Company will not obtain a supplemental opinion from BDO Seidman, LLP regarding the tax impact of the Merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, the Company has waived the requirement that the Company must obtain a tax-free exchange opinion from BDO Seidman, LLP. See“Tax Consequences of the Merger and the Exchanges”.

THE MERGER

Parties to the Merger

Hometown Auto Retailers, Inc. The Company, with offices at 1309 South Main Street, Waterbury, CT 06706, sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts, and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. See “The Company - Hometown Auto Retailers, Inc.”

Hometown Acquisition I Corporation. Hometown Acquisition I Corporation (“Newco”) has been organized under the laws of the State of Delaware for the sole purpose of consummating the Merger.

Shaker Group. The Shaker Group consists of the following individuals and trusts: Corey Shaker (individually and as custodian for Lindsay Shaker, Kristen Shaker and Edward Shaker), Edward Shaker Family Trust, Joseph Shaker, Shaker Irrevocable Trust, Richard Shaker Family Trust, Steven Shaker, Janet Shaker, Paul Shaker, Edward D. Shaker, Edward Shaker, Lillian Shaker, Richard Shaker and Rose Shaker.

Corey Shaker is the Chief Executive Officer, a director and a principal stockholder of the Company. Steven Shaker is the Regional Vice President - North Division and a principal stockholder of the Company. Joseph Shaker is the Regional Vice President - East Division, a director and a principal stockholder of the Company. Richard Shaker is the father of Steven Shaker, Edward D. Shaker and Joseph Shaker and a principal stockholder of the Company. Edward Shaker and Lillian Shaker are the parents of Corey Shaker, Janet Shaker and Paul Shaker and principal stockholders of the Company. Edward D. Shaker, Janet Shaker and Paul Shaker are principal stockholders of the Company. Rose Shaker is the sister of Richard Shaker and Edward Shaker.

Muller Group. The Muller Group consists of the following individuals and trust: William C. Muller, Jr., Douglas D. Muller, Angela P. Muller, Rose Muller Trust, Robert Scott Doyle, Andrea L. Pantuso and Michelle Muller. William C. Muller Jr. is Regional Vice President - South Division, a director and a principal stockholder of the Company. Douglas D. Muller is William C. Muller Jr.’s brother. Angela P. Muller is Douglas D. Muller Jr.’s wife. The trustee of the Rose Muller Trust is Rose Muller, who is William C. Muller Jr.’s stepmother. Robert Scott Doyle is William C. Muller Jr.’s brother-in-law. Andrea L. Pantuso is William C. Muller Jr.’s sister-in-law. Michelle Muller is William C. Muller Jr.’s wife.

Merger of Newco into the Company

Newco will be merged with and into the Company. In connection with the Merger: (a) the Public Stockholders will receive $2.30 in cash ($2.40 per share reduced by legal fees in the amount of $0.10 per share) for each share of the Company’s Class A Common Stock which they own; and (b) the employees and directors of the Company who are not members of the Shaker Group or the Muller Group and who were granted options to acquire shares of Class A Common Stock will receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10 per share) over the exercise price per share of any options to acquire shares of Class A Common Stock which they own. The Shaker Group and the Muller Group will continue to own the shares of Common Stock which they owned prior to the Merger.

Therefore, immediately following the Merger: (a) the Shaker Group will own 801,910 shares, or 68.6%, of the outstanding shares of Class A Common Stock and 1,802,500 shares, or 69.9%, of the outstanding shares of Class B Common Stock (representing 69.8% of the voting power of the outstanding shares of Common Stock of the Company); and (b) the Muller Group will own 367,500 shares, or 31.4%, of the outstanding shares of Class A Common Stock and 776,752 shares, or 30.1%, of the outstanding shares of Class B Common Stock (representing 30.2% of the voting power of the outstanding shares of Common Stock of the Company).

In order to consummate the Merger, the Company anticipates that it will borrow approximately $5.0 million from Comerica Bank. The proceeds of the loan, together with cash on hand, will be used to acquire the outstanding shares of Class A Common Stock from the Public Stockholders and the options to purchase shares of Class A Common Stock granted to certain employees and directors of the Company. It is also anticipated that William C. Muller, Jr. will be required to provide a personal guarantee of the loan.

Conditions to the Consummation of the Merger

If certain conditions are not satisfied or waived, the Merger will not be consummated. These conditions include the following: (a) the conditions to the consummation of the Exchanges must be satisfied or waived; (b) the conditions to the settlement of the class action lawsuit (other than the conditions relating to the consummation of the Merger and the Exchanges) must be satisfied or waived; (c) the stockholders of the Company and Newco must have adopted the Merger Agreement; (d) the Company and the Shaker Group must have obtained a supplemental opinion from BDO Seidman, LLP, the Company’s independent registered public accountants, that the consummation of the Merger will not cause the Exchanges to fail to be tax-free exchanges under the Internal Revenue Code or to result in the recognition of income for federal income tax purposes by either the Company or the Shaker Group; and (e) the stockholders who perfect their appraisal rights with respect to the Merger do not hold more than seven percent (7%) of the Company’s Class A Common Stock. See“The Exchanges - Conditions to the Consummation of the Exchanges” and “Background to the Merger and the Exchanges - The Class Action Lawsuit”. Because the Company will not obtain a supplemental opinion from BDO Seidman, LLP regarding the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, the Company and the Shaker Group have waived the requirement that the Company must obtain a tax-free exchange opinion from BDO Seidman, LLP. See“Tax Consequences of the Merger and the Exchanges”.

Appraisal Rights

Under Delaware law, you have the right to exercise appraisal rights and to receive payment in cash for the fair value of your Company Common Stock, as determined by the Court of Chancery of the State of Delaware. Company stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect the stockholder's appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL.

Under the DGCL, persons who hold shares of Common Stock immediately prior to the effective time and who (i) did not submit to the Company a written consent adopting the Merger Agreement; (ii) follow the procedures set forth in Section 262 and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares of Common Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

Under Section 262, where a merger is approved by stockholders of a corporation through a written consent in lieu of a meeting of stockholders, then, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. This Information Statement constitutes a formal notice of appraisal rights under Section 262, and the applicable statutory provisions are attached to this Information Statement as Exhibit D. Any holder of Common Stock who wishes to exercise such appraisal rights or who wishes to preserve his, hers or its right to do so, should review the following discussion and Exhibit D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy the following condition:

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Within twenty (20) days after the date of mailing of this Information Statement, you must deliver to the Company a written demand for appraisal of your shares. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares.

If you fail to comply with the necessary condition for demanding appraisal of your shares of Company Common Stock and the Merger is completed, you will be entitled to receive the cash payment for your shares of Company Common Stock as provided under the terms of the Merger Agreement, and you will have no appraisal rights with respect to your shares of Company Common Stock.

All demands for appraisal should be delivered to Charles F. Schwartz, Chief Financial Officer and Secretary, Hometown Auto Retailers, Inc., 1309 South Main Street, Waterbury, Connecticut 06706, and should be executed by, or on behalf of, the record holder of the shares of Company Common Stock subject to the demand.

To be effective, a demand for appraisal by a holder of Company Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder's name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of such shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

      If you hold your shares of Company Common Stock in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

A beneficial owner of shares held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of such Company Common Stock. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., Kray & Co., Philadep and others. Any beneficial holder desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial holder of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which may be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the Company of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

Within ten (10) days after the effective time of the Merger, the Company, as the surviving corporation, will give written notice of the date on which the Merger was completed to each Company stockholder who has complied with Section 262 and not voted in favor of or consented to the Merger. Within 120 days after the effective time of the Merger, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Company has no obligation to and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previous written demand for appraisal.

Within 120 days after completion of the Merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of Company Common Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, the Company will then be obligated within 20 days after receiving service of a copy of the petition to provide the Delaware Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders as required by the Court, the Delaware Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with such direction, the Delaware Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the Delaware Chancery Court will appraise the shares, determining their “fair value” exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be fair value.

Holders of Company Common Stock considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Common Stock have been appraised.

Costs of the appraisal proceeding may be imposed upon the Company and the stockholders participating in the appraisal proceeding by the Delaware Chancery Court as the Delaware Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to completion of the Merger).

If any stockholder who demands appraisal of his, hers or its shares of Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, hers or its right to appraisal, as provided in the DGCL, the shares of Common Stock of such stockholder will be converted into the right to receive the consideration in respect thereof provided for in the Merger Agreement in accordance with the Merger Agreement, but without interest. A stockholder will fail to perfect, or effectively lose or withdraw, his, hers or its right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers to the Company a written withdrawal of his, hers or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the effective time of the Merger will require the written approval of the Company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

In view of the complexity of Section 262, Company stockholders who may wish to pursue appraisal rights should consult their legal advisors.

Failure to take any required step in connection with exercising appraisal rights may result in the termination or waiver of such rights.

Delisting of the Company

If the Merger is consummated, the Common Stock of the Company will no longer be traded on the NASD OTC Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.

Termination of the Merger

The Merger Agreement can be amended or terminated at any time before the effective date of the Merger by the written agreement of the Company and Newco.

THE EXCHANGES

Parties to the Exchanges

Hometown Auto Retailers, Inc. The Company, with offices at 1309 South Main Street, Waterbury, CT 06706, sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts, and provides related financing, insurance and service contracts through eight franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. See “The Company - Hometown Auto Retailers, Inc.”

Shaker Auto Group, Inc. Shaker Auto Group will be a corporation that the Company will organize under the laws of the State of Connecticut for the purpose of owning all of the Company’s New England dealerships.

New England Subsidiaries. The following subsidiaries of the Company sell new and used cars and light trucks, provide maintenance and repair services, sell replacement parts, and provide related financing, insurance and service contracts at the following locations in New England:

ERR Enterprises, Inc.	1309 South Main Street
Waterbury, CT 06706

Family Ford, Inc.	1200 Wolcott Street
Waterbury, CT 06705

Shaker’s, Inc.	1309 South Main Street
Waterbury, CT 06706

Shakers’ Lincoln/Mercury Auto Care, Inc.	831 Straits Turnpike
Watertown, CT 06795

Hometown Brattleboro, Inc.	Route 5, Putney Road
North Brattleboro, VT 05304

Hometown Auto Framingham, Inc.	571 Worcester Road
Framingham, MA 01701

Brattleboro Realty Holdings, Inc.	Route 5, Putney Road
North Brattleboro, VT 05304

Bay State Realty Holdings, Inc.	571 Worcester Road
Framingham, MA 01701

The Company owns, directly or indirectly, 100% of the issued and outstanding shares of stock of each of the New England Subsidiaries.

Shaker Group. The members of the Shaker Group consist of various individuals and trusts related to the Shaker family. See “The Merger - Parties to the Merger - Shaker Group”.

Muller Group. The members of the Muller Group consist of various individuals and trusts related to the Muller family. See “The Merger - Parties to the Merger - Muller Group”.

Proxies to be Granted to William C. Muller, Jr. It is anticipated that, following the consummation of the Merger, the Shaker Group will grant to William C. Muller, Jr. proxies to vote their shares of Class A Common Stock and Class B Common Stock of the Company. Upon receipt of these proxies, it is anticipated that all of the existing directors of the Company, except for William C. Muller, Jr., will resign and William C. Muller, Jr. will remain as the sole director of the Company, and will authorize the Company to sell the Company’s Toyota dealership in Newburgh, New York for the following consideration: (a) cash of $4.5 million as consideration for the Toyota dealership and its goodwill; and (b) cash of approximately $3.3 million as consideration for the Toyota dealership’s real estate and facilities (which cash will be used by the Company to discharge any direct or contingent liabilities it has to The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC (including the settlement of any prepayment penalties, yield maintenance charges, and the like). In addition, as a condition to the approval of the sale of the dealership by Toyota Motor Sales, U.S.A., Inc., the purchaser of the dealership must agree to make a significant capital investment in the dealership in the amount of not less than $9.6 million to acquire real property and to construct a new dealership that complies with the specifications of Toyota Motor Sales, U.S.A., Inc.

If the Company does not take the actions described above, the proxies will either lapse or be revoked and the voting power of the shares of Common Stock of the Company will be held by the Shaker Group and the Muller Group, with the Shaker Group holding a controlling interest in the Company.

Tax-Free Exchange of Stock of New England Subsidiaries

On June 1, 2005 the Board of Directors of the Company approved the organization of Shaker Auto Group as a wholly-owned subsidiary of the Company. It is intended that the Company will contribute to Shaker Auto Group all of the issued and outstanding shares of stock of each of the New England Subsidiaries, along with an amount of cash, and will receive in exchange therefor all of the issued and outstanding shares of stock of Shaker Auto Group. In addition: (a) the Company will cause Shaker Auto Group to transfer all of the stock of Brattleboro Realty Holdings, Inc. to Hometown Brattleboro, Inc.; (b) the Company will cause Shaker Auto Group to transfer all of the stock of Bay State Realty Holdings, Inc. to Hometown Auto Framingham, Inc.; (c) the Company will transfer all of the stock of Newburgh Realty Holding Co., Inc. to Hometown Newburgh, Inc.; (d) the Company will transfer all of the stock of Hometown New Windsor, Inc. to Hometown Newburgh, Inc.; and (e) the Company either will liquidate Morristown Auto Sales, Inc. or will transfer all of the stock of Morristown Auto Sales, Inc. to Muller Chevrolet, Isuzu, Inc. These transactions are collectively referred to as the “First Exchange”.

As part of the First Exchange, the Company will make a cash payment to Shaker Auto Group in order to: (a) equalize the value of the Shaker Group’s stock interest in the Company with the value of the stock of Shaker Auto Group that the Shaker Group will receive in the transactions; and (b) provide Shaker Auto Group with necessary working capital. The amount of cash that the Company will contribute to Shaker Auto Group will equal $5 million. However, this amount will be adjusted as follows:

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the $5 million will be increased to the extent that, on the effective date of the First Exchange: (a) the value of the used cars held in inventory by the New England Subsidiaries in excess of the outstanding indebtedness secured by such used cars is less than $500,000; (b) the cost basis value of the parts and accessories held in inventory by the New England Subsidiaries is less than $515,000; or (c) the accounts receivable of the New England Subsidiaries is less than the accounts payable and accrued expenses of the New England Subsidiaries; and

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the $5 million will be decreased to the extent that, on the effective date of the First Exchange: (a) the value of the used cars held in inventory by the New England Subsidiaries in excess of the outstanding indebtedness secured by such used cars is greater than $500,000; (b) the cost basis value of the parts and accessories held in inventory by the New England Subsidiaries is greater than $515,000; or (c) the accounts receivable of the New England Subsidiaries is greater than the accounts payable and accrued expenses of the New England Subsidiaries.

In order to make this cash contribution to Shaker Auto Group, the Company will use the portion of proceeds that it obtains from the sale of its Newburgh, New York Toyota dealership that are not used to discharge any direct or contingent liabilities of the Company, along with other cash held by the Company. See “The Exchanges - Parties to the Exchanges - Proxies to be Granted to William C. Muller, Jr.”

Following the consummation of the First Exchange, Shaker Auto Group will be the parent corporation of the New England Subsidiaries, and the Company will be the parent corporation of Shaker Auto Group and the indirect parent corporation of the New England Subsidiaries.

Tax-Free Exchange of Company Stock of Shaker Group

On June 1, 2005 the Board of Directors of the Company also authorized that, immediately following the consummation of the First Exchange, all of the outstanding shares of stock of Shaker Auto Group will be exchanged for all of the outstanding shares of Class A Common Stock and Class B Common Stock that are owned by the members of the Shaker Group. This transaction is referred to as the “Second Exchange”. Prior to the Second Exchange, the Company will pay to Corey Shaker $50,000 in consideration of the Company’s purchase of all of the stock options which he received from the Company. In addition, all other outstanding options to acquire shares of Common Stock of the Company that are owned by the members of the Shaker Group will be terminated without consideration.

The shares of stock of Shaker Auto Group received by the Shaker Group will be allocated to each member of the Shaker Group in the proportion that the sum of his or her shares of Class A Common Stock and Class B Common Stock bears to the total number of shares of Class A Common Stock and Class B Common Stock owned by all of the members of the Shaker Group.

Therefore, following the consummation of the Second Exchange, the Shaker Group will be the owners of Shaker Auto Group and the New England Subsidiaries and will no longer have any interest in the Company, and the Company will no longer have any interest in Shaker Auto Group or any of the New England Subsidiaries. In addition, the Muller Group will own 367,500 shares of Class A Common Stock and 776,752 shares of Class B Common Stock (representing 100% of the outstanding Common Stock of the Company and 100% of the voting power of such stock). It is anticipated that, following the consummation of the Second Exchange, William Muller, Jr. will become the president and chief executive officer of the Company.

Conditions to the Consummation of the Exchanges

The obligations of the Company, the Shaker Group and the Muller Group to consummate the First Exchange and the Second Exchange are subject to certain conditions, including the conditions set forth in the Exchange Agreement (a copy of which is attached to this Information Statement as Appendix B). Those conditions include the following:

Approval of the Merger by the Stockholders The stockholders of the Company adopted the Merger Agreement on November 22, 2006 through the written consent of the holders of a majority of the voting power of the Class A Common Stock and the Class B Common Stock. Pursuant to Section 228 of the DGCL, the written consent of stockholders holding a majority of the voting power of the outstanding shares of stock of the Company is sufficient to approve any actions submitted to the stockholders for their approval, provided that an information statement describing the actions is provided to the stockholders. NO SPECIAL MEETING OF THE STOCKHOLDERS WILL BE HELD TO CONSIDER THE ADOPTION OF THE MERGER AGREEMENT.

Approval of the Exchanges by the Stockholders The stockholders of the Company approved the First Exchange and the Second Exchange on June 2, 2005 through the written consent of the holders of a majority of the voting power of the Class A Common Stock and the Class B Common Stock. Pursuant to Section 228 of the DGCL, the written consent of stockholders holding a majority of the voting power of the outstanding shares of stock of the Company is sufficient to approve any actions submitted to the stockholders for their approval, provided that an information statement describing the actions is provided to the stockholders.

However, due to the filing of the class action lawsuit and the proposed consummation of the Merger prior to the Exchanges, the Shaker Group and the Muller Group (consisting of all of the stockholders of the Company following the Merger) will be required to approve the Exchanges.

Cash Shaker Auto Group must have cash totaling not less than $5 million (as adjusted based on the value, as of the effective date of the First Exchange, of the used cars held in inventory by the New England Subsidiaries, the parts and accessories held in inventory by the New England Subsidiaries, and the accounts receivable, accounts payable and accrued expenses of the New England Subsidiaries). See“The Exchanges - Tax-Free Exchange of Stock of New England Subsidiaries”.

Approval of Transfer of Franchises Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda and Nissan must have approved Shaker Auto Group as the transferee of the franchises held by the New England Subsidiaries. In addition, Shaker Auto Group must have obtained floor plan financing.

Release of Certain Liabilities The Shaker Group must obtain the release of the Company and the Muller Group from any obligation, either as a guarantor or otherwise, relating to the liabilities of Shaker Auto Group and the New England Subsidiaries (including the obligations of the Company relating to the real property leased by the New England Subsidiaries for their business operations). The Shaker Group must obtain the release of the Company and the Muller Group from any liabilities including, but not limited to: (a) the debt related to the rental cars used in the business of the New England Subsidiaries; (b) the debt owed to Ford Motor Credit Company as evidenced by: (i) a promissory note dated February 9, 2006 in the original principal amount of $6,035,000.00 from Bay State Realty Holdings, Inc.; and (ii) a Master Loan And Security Agreement dated February 9, 2006 between Hometown Auto Framingham, Inc. and Ford Motor Credit Company and the Loan Supplement of the same date providing for a $1,500,000.00 capital loan; (c) the debt owed to Merchants Bank as evidenced by a promissory note from Brattleboro Realty Holdings, Inc. dated June 10, 2004 in the original principal amount of $1,050,000.00; (d) the debt owed to Ford Motor Company Credit in connection with floor plan financing; (e) the debt owed to Bank of America, N.A., as evidenced by a promissory note from Shaker’s Inc. dated December 23, 2004 in the original principal amount of $225,000.00; and (f) the debt owed to Consenzi Automotive Realty Limited Partnership, as evidenced by a promissory note from Brattleboro Realty Holdings, Inc. dated June 10, 2004 in the original principal amount of $300,000.00.

Other Approvals of the Exchanges The Company, Shaker Auto Group, the New England Subsidiaries, the Shaker Group, and/or the Muller Group must obtain all other approvals that are necessary to effectuate the consummation of the First Exchange and the Second Exchange, including but not limited to any required approvals of manufacturers, lenders, and lessors. No federal or state regulatory approvals are required in connection with the Exchanges.

Fairness Opinion On June 1, 2005, the Special Committee of the Board of Directors of the Company obtained an opinion from Duff & Phelps LLC indicating that the Exchanges are fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls).

Tax-Free Exchange Opinion On June 1, 2005, the Company obtained an opinion from BDO Seidman, LLP, the independent registered public accountants for the Company, indicating that the consummation of the First Exchange and the Second Exchange will qualify as tax-free exchanges under the Internal Revenue Code of 1986, as amended, and will not cause the recognition of income by either the Company, Shaker Auto Group, the New England Subsidiaries, or the Shaker Group.

The Company and the Shaker Group have decided that they will not obtain a supplemental opinion from BDO Seidman, LLP regarding the tax impact of the Merger on the Public Stockholders or the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes. See“Tax Consequences of the Merger and the Exchanges”.

Opinion of the Financial Advisor to the Special Committee of the Board of Directors

Duff & Phelps LLC, a Chicago-based investment banking and financial advisory firm, served as financial advisor to the Special Committee of the Board of Directors of the Company. Founded in 1932, Duff & Phelps LLC is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps LLC has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps LLC has offices in New York, Los Angeles, San Francisco, Seattle, and Atlanta. Each year, Duff & Phelps LLC renders approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions.

As part of its engagement as independent financial advisor to the Special Committee, Duff & Phelps LLC was asked to render an opinion with respect to the fairness of the consideration to be received by the Company as a result of the Exchanges, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls). Duff & Phelps LLC rendered a written opinion to the Special Committee that, on June 1, 2005, the exchanges are fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls), without giving effect to any impact of the proposed Exchanges on any particular stockholder other than in its capacity as a stockholder.

The opinion of Duff & Phelps LLC is attached as Appendix C to this Information Statement and is incorporated herein by reference. THE STOCKHOLDERS OF THE COMPANY ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON THE REVIEW UNDERTAKEN.

The opinion of Duff & Phelps LLC is directed to the Special Committee, and does not constitute a recommendation with respect to any matter relating to the proposed Exchanges. Furthermore, Duff & Phelps LLC does not address the relative merits of the proposed Exchanges and any other transactions or business strategies discussed by the Company’s Board of Directors as alternatives to the Exchanges, or the underlying business decision of the Company’s Board of Directors to proceed with or effect the Exchanges.

While this summary describes the analysis and factors that Duff & Phelps LLC deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps LLC. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Duff & Phelps LLC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps LLC believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed, and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps LLC. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps LLC is based on all analyses and factors taken, as a whole, and also on the application of Duff & Phelps LLC’s own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps LLC gives no opinion as to the value or merit, standing alone, of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps LLC made numerous assumptions with respect to the industry outlook, general business and other conditions and matters, many of which are beyond the control of the Company or Duff & Phelps LLC. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

Listing of Items Reviewed by Duff & Phelps LLC. In connection with its opinion, Duff & Phelps LLC made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps LLC by the Company, the Special Committee or the Board of Directors in terms of the information to which Duff & Phelps LLC had access or the matters it could consider. The due diligence of Duff & Phelps LLC with regards to the proposed Exchanges included, but was not limited to, the actions summarized below:

•
Conducted meetings with members of the senior management team of the Company on February 23-25, 2005, including Corey Shaker, President, Chief Executive Officer and Chief Operating Officer; Charles F. Schwartz, Chief Financial Officer & Secretary; William C. Muller, Jr., Regional Vice President - South Division; Joseph Shaker, Regional Vice President - East Division; and Steven Shaker, Regional Vice President - North Division. Additionally, Duff & Phelps LLC toured the respective dealerships located in Wellesley and Framingham, Massachusetts; Brattleboro, Vermont; Waterbury, Watertown and Naugatuck, Connecticut; New Windsor, New York; and Clinton and Stewartsville, New Jersey.

•
Reviewed the Company’s consolidated and consolidating financial statements and SEC filings, including the annual report on Form 10-K for the fiscal years ended December 31, 2000 through December 31, 2004, and the quarterly report on Form 10-Q for the three months ended March 31, 2005.

•	Reviewed the Company-prepared budget for fiscal 2005, and projections for fiscal years 2006 through 2011.

•	Reviewed summary information, provided by management, regarding the Company’s overhead allocations.

•	Reviewed Company-prepared pro-forma March 31, 2005 balance sheets, reflecting adjustments related to the proposed transactions.

•	Reviewed information provided by management regarding franchisee working capital and cash requirements for certain dealerships.

•	Analyzed the historical trading price and trading volume of the Company’s common stock.

•	Reviewed drafts of the Exchange Agreement and Information Statement.

•	Reviewed a draft of the tax opinion prepared by BDO Seidman, LLP dated May 31, 2005.

•	Reviewed a real estate appraisal for Bay State Lincoln-Mercury, dated October 3, 2002, and prepared by Landauer Realty Group.

•	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

In connection with its fairness opinion, with the Company’s permission and without any independent verification, Duff & Phelps LLC assumed that all information reviewed by it with respect to the Company and the proposed Exchanges, whether supplied by the Company or its advisors, or obtained by Duff & Phelps LLC from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps LLC not misleading. Duff & Phelps LLC did not make an independent valuation or appraisal of the assets or liabilities of the Company and was not furnished with such valuation or appraisal. Any inaccuracies in, or omissions from, the information on which Duff & Phelps LLC relied could materially affect its fairness opinion.

Opinion and Analysis of Duff & Phelps LLC. Set forth below is a summary of the analyses performed by Duff & Phelps LLC in reaching its fairness conclusions as of June 1, 2005. Although developments following the date of the Duff & Phelps LLC opinion may affect the opinion, Duff & Phelps LLC assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps LLC opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps LLC as of, the date of the opinion. As a result, subsequent developments may affect the conclusion expressed in the Duff & Phelps LLC opinion, and Duff & Phelps LLC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps LLC opinion is limited to the fairness of the terms of the proposed Exchanges to the unaffiliated common stockholders of the Company, from a financial point of view, as of June 1, 2005.

Duff & Phelps LLC performed a valuation analysis of the Company’s common stock to determine whether the consideration to be received by the Company is adequate relative to the value of the assets and liabilities transferred to the Shaker Group.

As part of the valuation analysis of the Company’s common stock, Duff & Phelps LLC performed the following analyses: current and historical stock price analysis, discounted cash flow analysis, comparable public company analysis, and liquidation analysis for certain unprofitable dealerships.

Current and Historical Stock Price Analysis

Duff & Phelps LLC analyzed the closing price and trading volume of the Class A common stock of the Company over the past 12 months and three years.

The Company’s Class A Common Stock trades on the National Association of Securities Dealers Automated Quotation System over-the-counter bulletin board (the “NASD OTC Bulletin Board”) under the symbol “HCAR.OB.” The Company’s Class B Common Stock is not publicly traded.

As part of its analysis, Duff & Phelps LLC analyzed the historical daily stock prices and daily trading volume levels for the Company’s Class A Common Stock for: (i) the one-year period from May 25, 2004, to May 25, 2005; and (ii) the three-year period from May 25, 2002, to May 25, 2005.

During the time period in (i) above, the Company’s common stock traded between its 52-week low of $0.68 on November 3, 2004, and its 52-week high of $1.39 on May 17, 2005, with an average reported per share closing price of $1.23 over the previous three-month period ending May 25, 2005.

Although there were 3,870,137 Class A common shares outstanding on June 1, 2005, the Shaker Group owned or controlled approximately 63.0% of the shareholder vote through its combined ownership of Class A and Class B common shares. There has also been limited trading volume in the Company’s common stock during the previous 52 weeks.

	Company	Comparable Public Company Median
Average daily trading volume for previous 12 months:	11,077 shares	172,000 shares
Public float:	2.7 million shares	24.9 million shares

Out of a possible 262 total trading days during the last 12 months, the Company’s Class A common stock traded on only 176 days. On the days the Class A Common Stock did trade, average daily trading volume was only 11,077 shares. In its analysis, Duff & Phelps LLC also considered the lack of analyst coverage for the Company’s Class A Common Stock.

Based on these analyses, Duff & Phelps LLC observed that the Company’s Class A Common Stock trades less actively than the comparable public companies, and that the Company’s common stock has a significantly smaller float. Additionally, the Company’s stock price may reflect the adverse impact of recent litigation and an implicit discount due to the Company’s dual class equity structure and unequal voting rights with respect thereto.

While Duff & Phelps LLC did not rely on the public share price for the Company’s Class A Common Stock, Duff & Phelps LLC did note that the average trading price for the Class A Common Stock during the three-month period ended May 25, 2005, was $1.23.

Discounted Cash Flow Analysis

The discounted cash flow (“DCF”) analysis determines the net present value of future free cash flows, assuming a weighted average cost of capital for the discount rate. Duff & Phelps LLC performed a discounted cash flow (“DCF”) analysis of the projected free cash flows of the Company on a consolidated, going concern basis. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders.

The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these cash flows as well as the rates of return that security holders could expect to realize on alternative investment opportunities. Duff & Phelps LLC discounted the resulting free cash flows and terminal value at rates of 15.0% to 17.0%.

The Company’s management provided Duff & Phelps LLC with a budget for the fiscal year ending December 31, 2005. Based on an extrapolation of the Company’s historical performance and the 2005 budget, Duff & Phelps LLC estimated the Company’s future performance for the fiscal years ending December 31, 2006 through 2014. Beyond the projection period, Duff & Phelps LLC estimated the “continuing value” of the Company by utilizing a commonly-accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. The “continuing value” calculation is supported by implied multiples of terminal year EBITDA and revenues.

Duff & Phelps LLC’s DCF analysis results in a concluded enterprise value for the Company of $31.2 million (including $5.4 million of capitalized operating leases), or $2.18 per share, on a fully diluted basis.

Comparable Public Company Analysis

Duff & Phelps LLC selected a set of publicly traded companies based on comparability to the Company. Although no single company chosen is identical to the Company, these companies share many of the same operating characteristics and are affected by many of the same economic forces.

In the selection of the comparable companies, Duff & Phelps LLC used multiple databases to identify domestic companies with primary Standard Industrial Classification Codes of 5500 (auto dealers). Duff & Phelps LLC identified six companies that were considered to be reasonably comparable to the Company.

Using publicly available information, Duff & Phelps LLC analyzed the historical financial performance of the comparable companies for the latest twelve months (“LTM”), as well as projected financial performance using regularly published earnings estimates from securities analysts.

Duff & Phelps LLC compared the Company’s recent financial performance to the financial performance of the comparable companies. The table below shows the Company and the comparable companies along with their respective LTM revenues; earnings before interest, taxes, depreciation, amortization and rent expense (“EBITDAR”); and growth, as of May 25, 2005.

Company (Ticker)	LTM Revenues (in millions)	LTM EBITDAR Margin	3-Year Revenue Compound Annual Growth	LTM EBITDAR Growth
Asbury Automotive Group, Inc. (ABG)	$5,431.5	3.8%	10.2%	20.1%
AutoNation, Inc. (AN)	$19,344.6	4.3%	0.6%	0.7%
Group 1 Automotive, Inc. (GPI)	$5,684.7	3.7%	10.8%	11.2%
Lithia Motors, Inc. (LAD)	$2,778.7	4.3%	15.8%	17.3%
Sonic Automotive, Inc. (SAH)	$7,516.7	4.1%	10.9%	3.8%
United Auto Group, Inc. (UAG)	$10,086.8	3.6%	23.0%	15.3%
Mean	$8,473.8	4.0%	11.9%	11.4%
Median	$6,600.7	3.9%	10.8%	13.2%
Hometown [1]	$223.4	3.1%	-1.7%	0.0%

[1] Hometown performance based on pro forma financial performance excluding Westwood Lincoln-Mercury.

Due to significant differences in size, product and geographic diversity, capitalization, and management depth between the Company and comparable companies, Duff & Phelps LLC determined the comparable public company method to be less meaningful than the DCF methodology. Thus, the comparable public company analysis was utilized to confirm the DCF value conclusion. As such, Duff & Phelps LLC compared valuation multiples implied by the DCF enterprise value conclusion for the Company with valuation multiples for the comparable companies. This comparison is summarized in the table below.

Company (Ticker)	Enterprise Value as a Multiple of LTM EBITDAR	Enterprise Value as a Multiple of Projected EBITDAR	Enterprise Value as a Multiple of LTM Revenue
Asbury Automotive Group, Inc. (ABG)	5.9x	5.6x	0.22x
AutoNation, Inc. (AN)	7.8x	7.3x	0.34x
Group 1 Automotive, Inc. (GPI)	5.2x	4.7x	0.19x
Lithia Motors, Inc. (LAD)	7.2x	5.7x	0.31x
Sonic Automotive, Inc. (SAH)	7.6x	6.9x	0.31x
United Auto Group, Inc. (UAG)	7.8x	7.2x	0.28x
Mean	6.9x	6.2x	0.28x
Median	7.4x	6.3x	0.29x
Hometown [1]	4.5x	3.5x	0.14x

[1] Hometown multiples based on a DCF enterprise value of $31.2 million and pro forma financial performance excluding Westwood Lincoln-Mercury

Liquidation Analysis

Since certain of the Company’s dealerships are operating at a loss and thus contributing negative value in the consolidated DCF analysis, Duff & Phelps LLC also performed a liquidation analysis (also known as a net asset value analysis) for these dealerships. This involves an analysis of the estimated market value of the respective dealerships’ operating assets and liabilities and related transaction costs that the Company may reasonably expect to realize in an orderly liquidation of these dealerships (excluding mortgage debt, which is captured separately in long-term debt and subtracted from adjusted enterprise value to determine an equity value; see the table in “Hometown Equity Value” below).

The liquidation analysis indicates that the values for Wellesley Mazda, Bay State Lincoln-Mercury, and Brattleboro Chrysler-Jeep are higher on a net asset value basis than as a going-concern in Duff & Phelps LLC’s DCF models. The liquidation analyses for these dealerships are summarized below.

Wellesley Mazda Liquidation Analysis

Assets	March 31, 2005 Balance Sheet [1]	Estimated % Realized	Estimated Liquidation Proceeds
Cash and Equivalents	$0	100%	$0
Accounts Receivable	200,000	90%	180,000
Inventory	2,500,000	95%	2,375,000
Prepaid Expenses	0	0%	0
Real Estate at Market Value	0	100%	0
Other Deferred Charges	0	0%	0
Estimated Liquidation Value of Assets			2,555,000
Less: Estimated Liquidation Costs and Fees[2]			(255,500)
Estimated Liquidation Proceeds Available for Distribution			$2,299,500

[1] Represents post-closing estimated balance sheet
[2] Duff & Phelps LLC estimate at 10% of asset liquidation value

Liabilities	Amount of Claim	Available to Satisfy Claim	Estimated % Recovery
Estimated Proceeds Available for Distribution		$2,299,500
Accrued Expenses	$50,000	$50,000	100%
Floor Plan Debt	2,500,000	2,500,000	100%
Accounts Payable	50,000	50,000	100%
Total Claims	2,600,000	2,600,000	100%
Amount Available to Pay Long-Term Debt and Equity		($ 300,500)

Duff & Phelps LLC’s liquidation value for Wellesley Mazda is ($300,500), compared to a DCF value of ($789,030).

Bay State Lincoln-Mercury Liquidation Analysis

Assets	March 31, 2005 Balance Sheet [1]	Estimated % Realized	Estimated Liquidation Proceeds
Cash and Equivalents	($ 33,693)	100%	($ 33,693)
Accounts Receivable	779,645	90%	701,681
Inventory	5,021,166	95%	4,770,108
Prepaid Expenses	39,712	0%	0
Real Estate at Market Value[2]	6,200,000	100%	6,200,000
Other Deferred Charges	6,500	0%	0
Estimated Liquidation Value of Assets			11,638,095
Less: Estimated Liquidation Costs and Fees[3]			(1,163,810)
Less: Prepayment Penalty and Related Costs			(1,400,000)
Estimated Liquidation Proceeds Available for Distribution			$9,074,286

[1] Represents post-closing estimated balance sheet
[2] Based on information provided by management
[3] Duff & Phelps LLC estimate at 10% of asset liquidation value

Liabilities	Amount of Claim	Available to Satisfy Claim	Estimated % Recovery
Estimated Proceeds Available for Distribution		$9,074,286
Accrued Expenses	$122,137	$122,137	100%
Floor Plan Debt	5,169,025	5,169,025	100%
Accounts Payable	179,242	179,242	100%
Total Claims	5,470,404	5,470,404	100%
Amount Available to Pay Long-Term Debt and Equity		$3,603,882

Duff & Phelps LLC’s liquidation value for Bay State Lincoln-Mercury is $3.6 million, compared to a DCF value of ($1.4 million).

Brattleboro Chrysler-Jeep Liquidation Analysis

Assets	March 31, 2005 Balance Sheet [1]	Estimated % Realized	Estimated Liquidation Proceeds
Cash and Equivalents	$89,924	100%	$89,924
Accounts Receivable	451,856	90%	406,670
Inventory	3,272,233	95%	3,108,621
Prepaid Expenses	18,147	0%	0
Real Estate at Market Value[2]	1,500,000	100%	1,500,000
Other Deferred Charges	0	0%	0
Estimated Liquidation Value of Assets			5,105,216
Less: Estimated Liquidation Costs and Fees[3]			(510,522)
Estimated Liquidation Proceeds Available for Distribution			$4,594,694

[1] Represents post-closing estimated balance sheet
[2] Based on recent purchase price of property
[3] Duff & Phelps LLC estimate at 10% of asset liquidation value

Liabilities	Amount of Claim	Available to Satisfy Claim	Estimated % Recovery
Estimated Proceeds Available for Distribution		$4,594,694
Accrued Expenses	$69,649	$69,649	100%
Floor Plan Debt	3,312,215	3,312,215	100%
Accounts Payable	103,528	103,528	100%
Total Claims	3,485,392	3,485,392	100%
Amount Available to Pay Long-Term Debt and Equity		$1,109,302

Duff & Phelps LLC’s liquidation value for Brattleboro Chrysler-Jeep is $1.1 million, compared to a DCF value of ($159,391).

Incorporating the higher of the net asset value from the liquidation analyses and the adjusted enterprise value from the DCF analyses for the respective dealerships in Duff & Phelps LLC’s valuation of the Company’s common stock results in an enterprise value of $37.9 million (including $5.4 million of capitalized operating leases).

Hometown Equity Value

Duff & Phelps LLC determined the value of the shares held by the Shaker Group based on its $31.2 million to $37.9 million enterprise value range for the Company. Enterprise value was then adjusted for cash, debt, and certain other assets and liabilities, based on the Company’s balance sheet as of March 31, 2005, including:

•	Subtracted the $5.4 million value of the capitalized operating leases.

•
Added an estimated $1.4 million value for the Company’s tax assets, which include a net operating loss and tax-deductible goodwill amortization. Duff & Phelps LLC estimated the value of these tax assets based on an analysis of the Company’s ability to utilize these assets over their remaining lives.

•
Subtracted $629,443 related to working capital deficiencies from the adjusted enterprise value, and added $896,734 in excess working capital to the higher of adjusted enterprise value or net asset value.

•
Subtracted $3.6 million related to minimum dealer cash requirements from the adjusted enterprise value, and subtracted $2.4 million related to minimum dealer cash requirements from the higher of adjusted enterprise value or net asset value.

The Company’s respective automotive manufacturers (the “Manufacturers”) require their dealer franchisees to maintain certain minimum levels of working capital and cash. Manufacturers determine these requirements for each auto dealership individually. Several of the Company’s auto dealerships have working capital and cash deficiencies per their respective Manufacturer requirements.

The DCF enterprise value reflects fully capitalized dealerships. To the extent that the Company’s dealerships have working capital and cash deficiencies, Duff & Phelps LLC has made adjustments to the enterprise value to reflect the additional investment necessary to meet Manufacturer requirements.

Summary details of Duff & Phelps LLC’s equity value range of $1.23 to $3.64 for the Company’s common stock are included in the following table.

	3-Month Average Common Stock Price [1]	Adjusted Enterprise Value	Higher of Adjusted Enterprise Value or Net Asset Value
Enterprise Value [2]		$31,204,663	$37,930,128
Plus: Cash		5,336,398	5,336,398
Plus: Tax Asset Value		1,386,096	1,386,096
Less: Working Capital Deficiency		(629,443)	896,734
Less: Minimum Dealer Cash Requirement		(3,552,862)	(2,360,806)
Less: Value of Capitalized Operating Leases		(5,377,219)	(5,377,219)
Less: Long-Term Debt[3]		(13,998,073)	(13,998,073)
Aggregate Equity Value		14,369,559	23,813,258
Less: Management Options		(307,318)	(307,318)
Common Equity Value		14,062,241	23,505,940
Common Shares Outstanding (Including A and B Classes)		6,449,389	6,449,389
Value Per Common Share	$1.23	$2.18	$3.64
Value of Common Stock Held by the Shaker Group	$3,203,210	$5,677,234	$9,479,419

[1] Average trading price for the Class A common stock for the three month period ended May 25, 2005
[2] Enterprise Value includes $5.38 million value of capitalized operating leases
[3] Includes mortgage debt

Valuation Analysis of Assets and Liabilities to be Received by the Shaker Group

Duff & Phelps LLC performed an individual valuation analysis for each of the auto dealerships to be received by the Shaker Group.

Duff & Phelps LLC utilized a discounted cash flow (“DCF”) analysis of the projected free cash flows of each auto dealership to determine the enterprise value of each on a going concern basis. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows are discounted to the present at a rate that reflects the relative risk associated with these cash flows as well as the rates of return which security holders could expect to realize on alternative investment opportunities. Duff & Phelps LLC discounted the resulting free cash flows and terminal value for each dealership at rates of 15.0% to 17.0%.

The Company’s management provided Duff & Phelps LLC with a budget for the fiscal year ending December 31, 2005, for each of the auto dealerships and the service center. Based on the historical performance and budget for each dealership and the service center, Duff & Phelps LLC estimated the respective auto dealerships’ performance for the fiscal years ending December 31, 2006 through 2014. Beyond the projection period, Duff & Phelps LLC estimated the “continuing value” of each auto dealership and the service center by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period.

The DCF enterprise values determined for each dealership (and the consolidated DCF discussed previously) reflect fully capitalized dealerships. To the extent that a dealership has working capital and cash deficiencies, Duff & Phelps LLC has made adjustments to the enterprise value to determine the adjusted enterprise value of each dealership. These adjustments reflect the additional investment necessary to meet Manufacturer requirements.

Duff & Phelps LLC’s DCF analysis results in a concluded adjusted enterprise value of $926,404 for the dealerships to be received by the Shaker Group, as summarized below.

	Enterprise Value [1]	Working Capital Deficiency	Cash, Net of Requirement	Adjusted Enterprise Value
Wellesley Mazda	$99,955	($ 492,408)	($ 396,577)	($ 789,030)
Bay State Lincoln-Mercury	20,114	(669,091)	(715,383)	(1,364,360)
Brattleboro Chrysler-Jeep	285,383	(364,679)	(80,095)	(159,391)
Shaker Lincoln-Mercury	1,117,265	555,416	(129,777)	1,542,904
Shaker Auto Care	417,870	0	0	417,870
Family Ford	$1,885,880	($ 104,309)	($ 503,159)	$1,278,412
Shaker Group Dealerships				$926,404

[1] Enterprise Value excludes value of capitalized operating leases

As discussed previously, certain of the Company’s dealerships are operating at a loss, and thus contributing negative value in the consolidated DCF analysis. Duff & Phelps LLC performed a liquidation analysis for these dealerships. The liquidation analysis results in net asset values that are greater than the adjusted enterprise values from the DCF analyses for Wellesley Mazda, Bay State Lincoln-Mercury, and Brattleboro Chrysler-Jeep. These dealerships are included in the assets and liabilities to be received by the Shaker Group.

In the aggregate, the higher of adjusted enterprise value (from the DCF analysis) or net asset value (from the liquidation analysis) for the dealerships to be received by the Shaker Group is $7.7 million, as summarized in the following table:

	Adjusted Enterprise Value	Net Asset Value	Higher of Adjusted Enterprise Value or Net Asset Value
Wellesley Mazda	($ 789,030)	$300,500	$300,500
Bay State Lincoln-Mercury	(1,364,360)	3,564,782	3,603,882
Brattleboro Chrysler-Jeep	(159,391)	1,109,302	1,109,302
Shaker Lincoln-Mercury	1,542,904	N/A	1,542,904
Shaker Auto Care	417,870	N/A	417,870
Family Ford	1,278,412	N/A	1,278,412
Shaker Group Dealerships	$926,404		$7,651,869

The adjusted enterprise value and the higher of adjusted enterprise value or net asset value were then adjusted for cash, debt, and certain other assets and liabilities (per the terms of the Exchange Agreement), based on the Company’s balance sheet as of March 31, 2005, to derive a per share equity value range of ($0.38) to $2.02 for the assets and liabilities to be received by the Shaker Group. This analysis is summarized in the table below:

	Adjusted Enterprise Value	Higher of Adjusted Enterprise Value or Net Asset Value
Shaker Group Dealerships	$926,404	$7,651,869
Less: Long-Term Debt	(6,327,757)	(6,327,757)
Less: Cash Adjustment	(1,193,123)	(1,193,123)
Less: Receivables Adjustment	(1,113)	(1,113)
Plus: Shaker Tax Asset Value	485,696	0
Plus: Inventory Adjustment	75,672	75,672
Plus Cash Consideration	5,050,000	5,050,000
Total Value of Assets and Liabilities to be Received by the Shaker Group	($ 984,220)	$5,255,548
Shaker Group Shares	2,604,236	2,604,236
Value Per Common Share	($ 0.38)	$2.02

Valuation Conclusions. Based on the preceding analysis, Duff & Phelps LLC has concluded that the value of the common stock held by the Shaker Group is between $1.23 and $3.64 per common share, or approximately $3.2 million to $9.5 million in the aggregate, and that the value of the assets and liabilities to be received by the Shaker Group is between ($0.38) and $2.02 per common share, or approximately ($1.0 million) to $5.3 million in the aggregate.

Summary Analysis. Based on the foregoing analysis, Duff & Phelps LLC concluded that, as of the date of its fairness opinion, the consideration to be received by the Company in the Exchanges is fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls), without giving effect to any impact of the proposed Exchanges on any particular stockholder other than in its capacity as a stockholder.

In its review and analysis, and in arriving at its opinion, Duff & Phelps LLC assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the management of the Company) or publicly available, and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps LLC relied upon the assurances of the management of the Company that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Duff & Phelps LLC did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals.

No company used in the above analyses is identical to the Company. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

The material analyses performed by Duff & Phelps LLC have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps LLC. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps LLC did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps LLC considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps LLC did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

In performing its analyses, Duff & Phelps LLC made numerous assumptions with respect to the Company’s performance, general business and economic conditions, and other matters. The analyses performed by Duff & Phelps LLC are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps LLC relied on management-prepared projections of future performance for the Company and on discussions with the management of the Company. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. The opinion of Duff & Phelps LLC does not address the relative merits of the proposed Exchanges as compared to any alternative business strategies that might exist for the Company or the effect of any other business combination in which the Company might engage.

The opinion of Duff & Phelps LLC to the Special Committee was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the proposed Exchanges.

Termination of the Exchanges

The Exchange Agreement can be terminated at any time before the effective date of the Exchanges pursuant to an amendment to the Exchange Agreement executed by the Company, the Shaker Group and the Muller Group.

TAX CONSEQUENCES OF THE MERGER AND THE EXCHANGES

The following is a summary of United States federal income tax consequences of the Merger, the First Exchange, the Second Exchange and the other transactions contemplated by the Merger Agreement and the Exchange Agreement. The discussion does not purport to consider all aspects of federal income taxation that might be relevant to the transactions. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder, and rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

The discussion applies only to beneficial holders of Common Stock of the Company in whose hands the shares are capital assets within the meaning of Code Section 1221, and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company or who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities). In addition, this discussion does not address the federal income tax consequences to a beneficial holder of Common Stock of the Company who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws. Because individual circumstances may differ, each beneficial holder of Common Stock of the Company is urged to consult such beneficial holder's own tax advisor as to the particular tax consequences to such beneficial holder of the transactions, including the application and effect of state, local, foreign and other tax laws.

On June 1, 2005, the Company obtained from BDO Seidman, LLP, its independent registered public accountants, its opinion regarding whether the First Exchange, the Second Exchange and the other transactions contemplated by the Exchange Agreement would qualify for tax-free treatment under the Code. In providing this opinion, BDO Seidman, LLP reviewed copies of documents related to such transactions and relied upon the Company’s description of the transactions, as well as the representations which the Company provided to BDO Seidman, LLP in its letter dated June 1, 2005, none of which BDO Seidman, LLP considered to be unreasonable. BDO Seidman, LLP also relied on the Company’s Form 10-Ks, as filed with the Securities and Exchange Commission for the periods ending December 31, 2000 through December 31, 2004. In rendering its opinion, BDO Seidman, LLP assumed, and it did not independently verify, the accuracy of the facts, the authenticity and completeness of each of the documents, and the due capacity, authorization and power of each party to execute such documents and to make such representations. If any of such facts or assumptions are inaccurate in any material respect, or the documents prove not to be authentic, the opinions provided by BDO Seidman, LLP may not be relied upon.

Based upon and subject to the assumptions set forth in its opinion and the analysis of the relevant statutory provisions and other legal authority in effect on the date of the opinion, BDO Seidman, LLP was of the opinion that, for federal income tax purposes, it was more likely than not that:

•
The First Exchange, followed by the Second Exchange, would qualify as a “reorganization” under Code Section 368(a)(1)(D). The Company and Shaker Auto Group each would be a “party to a reorganization” within the meaning of Code Section 368(b).

•	No gain or loss would be recognized by the Company on the First Exchange, pursuant to Code Section 361(a).

•	No gain or loss would be recognized by the Company on the Second Exchange, pursuant to Code Section 361(c).

•	No gain or loss would be recognized by Shaker Auto Group on the receipt of the New England Subsidiaries solely in exchange for Shaker Auto Group’s voting common stock, pursuant to Code Section 1032.

•
No gain or loss would be recognized by (and no amount would otherwise be included in the income of) the Shaker Group on their receipt of voting common stock of Shaker Auto Group in the Second Exchange, pursuant to Code Section 355(a).

•
The basis of the stock of Shaker Auto Group in the hands of a member of the Shaker Group after the Second Exchange would equal, in each case, the individual’s basis in the Company stock held immediately before the Second Exchange, pursuant to Code Section 358(a)(1).

•
The holding period of Shaker Auto Group stock received by a member of the Shaker Group would equal, in each case, the individual’s holding period in the Company stock held immediately before the Second Exchange, provided that the stock was held by such individual as a capital asset on the date of the Second Exchange, pursuant to Code Section 1223(1).

•	Earnings and profits would be allocated between the Company and Shaker Auto Group in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a) and Section 1.1502-33(e)(3).

•
The states in which the Company conducts business (New Jersey, New York, Connecticut, Massachusetts, and Vermont) each incorporate the rules of Code Section 355 and Code Section 368. Accordingly, it was more likely than not that the above opinions would apply for state income tax purposes.

The opinion of BDO Seidman, LLP is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

The opinion of BDO Seidman, LLP dated June 1, 2005 was issued prior to the settlement of the lawsuit, the approval of the Merger, and the proposed sale of the Company’s Toyota dealership located in Newburgh, New York. See“Background to the Merger and the Exchanges - The Class Action Lawsuit”. Consequently, that opinion does not consider the impact of the Merger on the Public Stockholders, the impact of the Merger on the tax-free treatment of the Exchanges for federal income tax purposes, or the tax impact on the Company of the proposed sale of the Company’s Toyota dealership located in Newburgh, New York. In addition, the Company has determined that it will not obtain a supplemental opinion from BDO Seidman, LLP addressing the impact of the Merger on the Public Stockholders, the impact of the Merger on the tax-free treatment of the Exchanges, or the impact on the Company of the proposed sale of the Company’s Toyota dealership located in Newburgh, New York. Nevertheless, the Company believes that, for Federal income tax purposes:

•
The Public Stockholders will recognize gain or loss as a result of their receipt of cash in exchange for their shares of Common Stock of the Company pursuant to the Merger. The amount of the gain or loss, and the characterization of the gain or loss, will depend on the basis and the holding period of the Common Stock immediately prior to the Merger and whether the Public Stockholders are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities).

•	The consummation of the Merger will not have any effect on the tax-free treatment of the First Exchange and the Second Exchange.

THE ABOVE DISCUSSION IS A BRIEF SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON THE COMPANY AND ITS STOCKHOLDERS WITH RESPECT TO THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE EXCHANGE AGREEMENT. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A TAXPAYER MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH STOCKHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER AND THE EXCHANGES AND TO REFER TO THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE.

ACCOUNTING TREATMENT

The Company will record the 2,740,727 shares of Company Common Stock received from the Public Stockholders in connection with the Merger at fair market value on the effective date of the Merger, and the transaction will be shown as a reduction of stockholders’ equity and as treasury stock.

The Company will record the 2,604,410 shares of Company Common Stock received from the Shaker Group in the Second Exchange at fair market value on the effective date of the transaction. The transaction will be shown as a reduction of stockholders’ equity and as treasury stock. The assets and liabilities being transferred under the Exchange Agreement will be recorded as a reduction of those accounts at book value. If the fair market value of Company Common Stock is less than the net book value of the net assets being transferred, the transaction will result in a loss.

Subsequent to the effective date of the transactions, the historical operations of the New England Subsidiaries will be treated as discontinued operations for financial reporting purposes.

The Company will record the proposed sale of its Toyota dealership located in Newburgh, New York as a sale of assets, and will recognize gain or loss based on the sale proceeds allocated to, and the basis of, the respective assets sold in the transaction.

PRO FORMA AND NEWCO FINANCIAL INFORMATION

This Information Statement does not provide any pro forma data giving effect to the loan that the Company proposes to obtain from Comerica Bank, the Merger, the Company’s proposed sale of its Toyota dealership located in Newburgh, New York, the First Exchange, or the Second Exchange. The Company does not believe that such information is material to the Public Stockholders in evaluating the Merger because the consideration to be paid to the Public Stockholders for their shares of Class A Common Stock will be all cash, the amount of the consideration was determined in arms-length negotiations in connection with the settlement of the class action lawsuit and was approved by the court, and the Company’s Class A Common Stock will cease to be publicly traded following the Merger.

This Information Statement also does not provide any separate financial information for Newco, because Newco is a special purpose entity to be formed in connection with the Merger and will have no independent operations or assets.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

The Company's directors and executive officers collectively beneficially own 1,009,523 shares of Class A Common Stock and 1,555,068 shares of Class B Common Stock. Upon the consummation of the Merger and the Exchanges described in this Information Statement, the Shaker Group will beneficially own all of the outstanding stock of Shaker Auto Group and the New England Subsidiaries, and will no longer have any interest in the Company. In addition, the Muller Group will own all of the outstanding stock of the Company, and the Company and the Muller Group will no longer have any beneficial interest in Shaker Auto Group or any of the New England Subsidiaries.

It is anticipated that the current directors and executive officers of the Company who are members of the Shaker Group will cease to be directors or executive officers of the Company following the consummation of the transactions.

Except as stated above, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the transactions described herein which is not shared by all other stockholders pro rata, and in accordance with their respective interests.

COST OF THE MERGER AND THE EXCHANGES

The Company bore the costs of providing notice of the settlement agreement to the Public Stockholders. However, pursuant to the terms of the Settlement Agreement, attorneys’ fees in the amount of $0.10 per share will be deducted on a pro rata basis from the $2.40 per share to be paid for the shares of Common Stock owned by the Public Stockholders and will not be paid by the Company.

The Company will also pay all of the costs and expenses associated with the preparation and mailing of this Information Statement. There will be no solicitations made. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending this Information Statement to the beneficial owners of the Company's Common Stock.

The Exchange Agreement provides that each party to the agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of the transactions contemplated by the Exchange Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

STOCKHOLDER PROPOSALS

Due to the contemplated consummation of the Merger and the Exchanges and the institution of the class action lawsuit, the Company did not hold its 2005 or 2006 annual meetings of stockholders. In addition, because the Company’s Class A Common Stock will cease to be publicly traded following the Merger, the Company does not anticipate that it will hold an annual meeting in 2007 or in any subsequent years. Therefore, it is not anticipated that the stockholders of the Company will have the opportunity to present any stockholder proposals at any future annual meetings of the Company.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify the forward-looking statements by the words "expects," "projects," "believes," "anticipates," "intends," "plans," "predicts," "estimates" and similar expressions.

The forward-looking statements are based on management's current expectations, estimates and projections about the Company. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that the Company cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

The Company files annual, quarterly and current reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the “SEC”). You can read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information the Company files electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed by the Company with the SEC (File No. 000-24669) under the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this Information Statement: (a) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC on March 31, 2006; (b) the Company’s quarterly report on Form 10-Q for the period ended March 31, 2006 filed with the SEC on May 15, 2006; (c) the Company’s periodic report on Form 8-K filed with the SEC on June 7, 2006; (d) the Company’s periodic report on Form 8-K filed with the SEC on June 8, 2006; and (e) the Company’s quarterly report on Form 10-Q for the nine months ended September 30, 2006 filed with the SEC on November 13, 2006.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, on the date of or subsequent to the date of this Information Statement and prior to the consummation of the transactions contemplated by the Merger Agreement and the Exchange Agreement shall be deemed to be incorporated by reference in this Information Statement.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Information Statement.

The Company will provide without charge to each person to whom a copy of this Information Statement is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents). This Information Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request directed to Charles F. Schwartz, Chief Financial Officer and Secretary, Hometown Auto Retailers, Inc. 1309 South Main Street, Waterbury, Connecticut 06706 (203) 756-1300.

By order of the Board of Directors:

Corey E. Shaker President and Chief Executive Officer

APPENDIX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER
of
HOMETOWN ACQUISITION I CORPORATION (a Delaware corporation)
with and into
HOMETOWN AUTO RETAILERS, INC. (a Delaware corporation)

(a)
Hometown Acquisition I Corporation, a corporation organized under the laws of the State of Delaware (for the sole purpose of effectuating the merger described in this paragraph) with a principal office at 1309 South Main Street, Waterbury, CT 06706 (the “Disappearing Corporation”), shall merge with and into Hometown Auto Retailers, Inc., a corporation organized under the laws of the State of Delaware with a principal office at 1309 South Main Street, Waterbury, CT 06706 (the “Surviving Corporation”), as authorized by Title 8, Section 251 of the General Corporation Law of the State of Delaware.

(b)	Upon completion of the merger, the Surviving Corporation shall be the “surviving corporation” of the merger.

(c)	The name of the Surviving Corporation is and shall be Hometown Auto Retailers, Inc.

(d)	There will be no changes to the Certificate of Incorporation or the Bylaws of the Surviving Corporation as a result of the merger.

(e)
As a result of the merger and effective as of the Effective Time (as defined below), all assets of the Disappearing Corporation shall be vested in the Surviving Corporation, and all liabilities of the Disappearing Corporation shall be assumed by the Surviving Corporation.

(f)
At the Effective Time, each of the issued and outstanding shares of Common Stock, par value $0.001 per share, of the Disappearing Corporation immediately before the Effective Time shall be cancelled and shall cease to exist.

At the Effective Time, each of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, par value $0.001 per share, of the Surviving Corporation owned immediately before the Effective Time by stockholders of the Surviving Corporation other than members of the Shaker Group or the Muller Group (as defined below) (the “Public Stockholder Shares”) shall be converted into and become a right to receive cash in the amount of $2.30 per share in cash ($2.40 per share reduced by legal fees in the amount of $0.10); provided, however, that any of the Public Stockholder Shares which are owned by stockholders who perfect their appraisal rights pursuant to Title 8, Section 262 of the General Corporation Law of the State of Delaware (the “Dissenting Shares”) shall be converted into and become a right to receive the fair value of such shares as determined pursuant to Title 8, Section 262 of the General Corporation Law of the State of Delaware.

At the Effective Time, each option to acquire shares of the Class A or Class B Common Stock, par value $0.001 per share, of the Surviving Corporation held by any member of the Muller Group or the Shaker Group shall be cancelled without payment to the option holder and each option to acquire shares held by anyone other than members of the Muller Group and the Shaker Group shall be converted into and become a right to receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10) over the exercise price per share of the option.

At the Effective Time, each of the issued and outstanding shares of Class A Common Stock and Class B Common Stock of the Surviving Corporation owned immediately before the Effective Time by stockholders of the Surviving Corporation who are members of the Shaker Group or the Muller Group (as defined below) shall remain unchanged as outstanding shares of Class A Common Stock and Class B Common Stock, respectively, of the Surviving Corporation.

The Shaker Group consists of the following individuals and trusts: Corey Shaker (individually and as custodian for Lindsay Shaker, Kristen Shaker and Edward Shaker), Edward Shaker Family Trust, Joseph Shaker, Shaker Irrevocable Trust, Richard Shaker Family Trust, Steven Shaker, Janet Shaker, Paul Shaker, Edward D. Shaker, Edward Shaker, Lillian Shaker, Richard Shaker and Rose Shaker.

The Muller Group consists of the following individuals and trust: William C. Muller, Jr., Douglas D. Muller, Angela P. Muller, Rose Muller Trust, Robert Scott Doyle, Andrea L. Pantuso and Michelle Muller.

(g)
Each of the directors of the Surviving Corporation immediately preceding the Effective Time shall remain as a director of the Surviving Corporation following the Effective Time, and shall continue to serve until his or her death, resignation or removal in accordance with the Bylaws of the Surviving Corporation.

(h)
Each of the officers of the Surviving Corporation immediately preceding the Effective Time shall remain as an officer of the Surviving Corporation following the Effective Time, and shall continue to serve until his or her death, resignation or removal in accordance with the Bylaws of the Surviving Corporation

(i)
Notwithstanding anything else herein to the contrary, the obligations of the Disappearing Corporation and the Surviving Corporation to consummate the merger described in this Agreement and Plan of Merger are subject to the satisfaction or waiver of all of the following conditions: (1) each of the conditions precedent to the consummation of the exchanges described in the Exchange Agreement among the Surviving Corporation, the Shaker Group and the Muller Group which was approved by the board of directors of the Surviving Corporation on June 2, 2005 (the “Exchange Agreement”) shall have been satisfied or waived; (2) each of the conditions contained in the Stipulation and Agreement of Compromise, Settlement and Release relating to the case of Bronson et al. v. Hometown Auto Retailers, Inc. et al., C.A. No. 1466-N in the Court of Chancery of the State of Delaware in and for New Castle County (the “Settlement Agreement”) other than the consummation of the merger and the exchanges described in the Exchange Agreement shall have been satisfied or waived; (3) a majority of the stockholders of the Disappearing Corporation and the Surviving Corporation shall have approved this Agreement and Plan of Merger; (4) Hometown Auto Retailers, Inc. and the Shaker Group shall have obtained a supplemental opinion from BDO Seidman, LLP, the independent registered certified public accountants of Hometown Auto Retailers, Inc., indicating that the consummation of the merger described in this Agreement and Plan of Merger will not cause the exchanges described in the Exchange Agreement to fail to be tax-free exchanges under the Internal Revenue Code of 1986, as amended, or to result in the recognition of income for federal income tax purposes by either Hometown Auto Retailers, Inc. or the Shaker Group; and (5) the number of Dissenting Shares which are owned by stockholders who perfect their appraisal rights pursuant to Title 8, Section 262 of the General Corporation Law of the State of Delaware does not exceed seven percent (7%) of the number of outstanding shares of Class A Common Stock.

(j)
This merger shall become effective at the time of filing of an appropriate Certificate of Merger with the Delaware Secretary of State (or such later time as agreed by the parties and provided in the Certificate of Merger) (such time and date being referred to as the “Effective Time”).

(k)
At any time prior to the Effective Time, this Agreement and Plan of Merger may be amended, to the fullest extent permitted by applicable law, by an agreement in writing duly approved by the board of directors of each of the Disappearing Corporation and the Surviving Corporation.

(l)
At any time prior to the Effective Time, notwithstanding the approval of this Agreement and Plan of Merger by the stockholders of the Disappearing Corporation and/or the Surviving Corporation, this Agreement and Plan of Merger may be terminated and abandoned by an agreement in writing duly approved by the board of directors of each of the Disappearing Corporation and the Surviving Corporation.

(m)	This Agreement and Plan of Merger shall be governed and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their respective duly authorized officers as of November 22, 2006.

DISAPPEARING CORPORATION: HOMETOWN ACQUISITION I CORPORATION		SURVIVING CORPORATION HOMETOWN AUTO RETAILERS, INC.

By:	/s/ Corey E. Shaker	By:	/s/ Corey E. Shaker
	Name: Corey E. Shaker Title: President		Name: Corey E. Shaker Title: President

CERTIFICATE OF SECRETARY
OF
HOMETOWN ACQUISITION I CORPORATION

I, Charles F. Schwartz, the Secretary of Hometown Acquisition I Corporation, hereby certifies that the Agreement and Plan of Merger to which this certificate is attached, after having been first signed on behalf of the Corporation by the President, was duly approved and adopted by the unanimous consent of the stockholders of the Corporation dated November 22, 2006.

IN WITNESS WHEREOF, I have affixed my hand and the seal of the Corporation this 22nd day of November, 2006.

[SEAL]

/s/ Charles F. Schwartz
Charles F. Schwartz Secretary

CERTIFICATE OF SECRETARY
OF
HOMETOWN AUTO RETAILERS, INC.

I, Charles F. Schwartz, the Secretary of Hometown Auto Retailers, Inc., hereby certifies that the Agreement and Plan of Merger to which this certificate is attached, after having been first signed on behalf of the Corporation by the President, was duly approved and adopted by the consent of the stockholders of the Corporation holding a majority of the voting power of the outstanding shares of common stock entitled to vote on November 22, 2006.

IN WITNESS WHEREOF, I have affixed my hand and the seal of the Corporation this 22nd day of November, 2006.

[SEAL]

/s/ Charles F. Schwartz
Charles F. Schwartz Secretary

APPENDIX B

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of June, 2005, by and among HOMETOWN AUTO RETAILERS, INC. (the “Company”), a Delaware corporation with an office and place of business at 1309 South Main Street, Waterbury, Connecticut 06706; ERR ENTERPRISES, INC., (“ERR”), FAMILY FORD, INC. (“Family Ford”), SHAKER’S, INC. (“Shaker’s”), SHAKER’S LINCOLN/MERCURY AUTO CARE, INC. (“Shaker’s Lincoln/Mercury”), HOMETOWN BRATTLEBORO, INC. (“Hometown Brattleboro”), HOMETOWN AUTO FRAMINGHAM, INC. (“Hometown Framingham”) BAY STATE REALTY HOLDINGS, INC. (“Bay State”) and BRATTLEBORO REALTY HOLDINGS, INC. (“Brattleboro”) (collectively the “New England Subsidiaries”), and the INDIVIDUALS LISTED ON EXHIBIT A attached hereto who are shareholders of Hometown and who are members of the Shaker family (the “Shaker Group”).

WHEREAS, the Company sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts, and provides related financing, insurance and service contracts through franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont which sell American and Asian automotive brands, including Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda, Toyota and Chevrolet; and

WHEREAS, the Company desires to transfer its business operations and real estate holdings located in the States of Connecticut, Massachusetts and Vermont, and to simultaneously assign the franchises relating to those business operations and real estate holdings, to the Shaker Group in exchange for all of their outstanding shares of common stock of the Company; and

WHEREAS, the Company shall establish a Connecticut corporation called Shaker Auto Group, Inc. (“Shaker Auto Group”) and shall transfer all of the shares of stock of the New England Subsidiaries, plus cash (in the amount determined herein) to Shaker Auto Group in exchange for all of the outstanding shares of common stock of Shaker Auto Group, and immediately thereafter the Company shall transfer all of the outstanding shares of common stock of Shaker Auto Group to the Shaker Group in exchange for all of their shares of common stock of the Company, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the representations, warranties and mutual promises contained herein, the parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

“Assumed Liabilities” -- present obligations of the Company that Shaker Auto Group will assume and take assignment. Such obligations are more particularly set forth on the Balance Sheet described in Section 2.4. Shaker Auto Group shall not assume any obligation not identified on the Balance Sheet.

“Balance Sheet” - statement of financial position listing assets owned and liabilities owed as of a specific date, as described in Section 2.4.

“Best Efforts”-- the efforts that a prudent Person desiring to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach”-- a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

“Chevrolet” -- General Motors Corporation Chevrolet Division.

“Chrysler/Dodge/Jeep” - DaimlerChrysler.

“Closing” -- as defined in Section 2.3

“Closing Date”-- the date and time as of which the Closing actually takes place.

“Contemplated Transactions”-- all of the transactions contemplated by this Agreement, including:

(a) the formation of Shaker Auto Group;

(b) the exchanges, transfers and adjustments as provided in Section 2.1 and Section 2.2; and

(c) the performance by the Company and the Shaker Group of their respective covenants and obligations under this Agreement.

“Contract”-- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Ford” -- Ford Motor Company

“Franchises” - (a) the Ford franchise operated through ERR and its subsidiary, Family Ford; (b) the Lincoln/Mercury franchise operated through ERR and its subsidiary, Shaker’s, Inc.; (c) the Auto Care franchise operated through ERR and its subsidiary, Shaker’s Lincoln/Mercury; (d) the Chrysler/Dodge/Jeep franchise operated through Hometown Brattleboro; and (e) the Lincoln/Mercury and Mazda franchises operated through Hometown Framingham (collectively referred to as the “Franchises”).

“GAAP”-- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Company’s Balance Sheet was prepared.

“Legal Requirement”-- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Lincoln/Mercury” - Ford Motor Company Lincoln Mercury Division.

“Mazda” - Mazda Motor of America, Inc.

“Order”-- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

“Organizational Documents”-- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

“Person”-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Proceeding”-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator.

“Securities Exchange Act”-- the Securities Exchange Act of 1934 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Transferred Assets” -- The assets which the New England Subsidiaries must own at the time of the transfer of all of their shares of outstanding stock to Shaker Auto Group. Such assets are more particularly set forth in Section 2.1.2. The New England Subsidiaries shall not own any assets not identified in said Section 2.1.2.

“Tax Return”-- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

“Threatened”-- a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

“Toyota” - Toyota Motor Sales USA, Inc.

“Working Capital” -- the amount of working capital of Shaker Auto Group as of the date of Closing shall be the amount calculated by adding the amount of cash plus Accounts Receivable plus New Motor Vehicles plus Rental Cars, plus Used Motor Vehicles plus Parts and Accessories Inventory plus prepaid expenses plus deposits, and then reducing that amount by floorplan notes payable, debt related to Rental Cars, accounts payable and accrued expenses.

2. EXCHANGES; CLOSING

2.1 Transfer of New England Subsidiaries to Shaker Auto Group

2.1.1 Exchange of Stock. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date: (a) the Company shall, assign, transfer, convey and deliver to Shaker Auto Group all of the Company’s right, title and interest in and to all of the outstanding shares of stock of the New England Subsidiaries; and (b) the Company shall cause Shaker Auto Group to transfer to the Company 2,604,236 shares of common stock of Shaker Auto Group (representing all of the outstanding shares of common stock of Shaker Auto Group).

In addition, subject to the terms and conditions of this Agreement, on or prior to the Closing Date: (a) the Company shall cause Shaker Auto Group to assign, transfer, convey and deliver to Hometown Brattleboro all of Shaker Auto Group’s right, title and interest in and to all of the outstanding shares of stock of Brattleboro; (b) the Company shall cause Shaker Auto Group to assign, transfer, convey and deliver to Hometown Framingham all of Shaker Auto Group’s right, title and interest in and to all of the outstanding shares of stock of Bay State; (c) the Company shall, assign, transfer, convey and deliver to Hometown Newburgh, Inc. all of the Company’s right, title and interest in and to all of the outstanding shares of stock of Newburgh Realty Holding Co., Inc.; (d) the Company shall, assign, transfer, convey and deliver to Hometown Newburgh, Inc. all of the Company’s right, title and interest in and to all of the outstanding shares of stock of Hometown New Windsor, Inc.; and (e) the Company shall, assign, transfer, convey and deliver to Muller Chevrolet, Oldsmobile, Isuzu, Inc. all of the Company’s right, title and interest in and to all of the outstanding shares of stock of Morristown Auto Sales, Inc.

2.1.2 Transferred Assets. On the Closing Date, the New England Subsidiaries shall possess the full right, title and interest in and to all of the following assets which are used by the New England Subsidiaries in conducting their business operations, free and clear of all liens and encumbrances; provided, however, that such assets shall remain subject to any liabilities to which the New England Subsidiaries are already subject, and to any liabilities which will be assumed by the New England Subsidiaries pursuant to Section 2.1.6 (collectively, the “Transferred Assets”):

(a) Franchises. All of the Franchises.

(b) Furniture, Fixtures and Equipment. All machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures, factory brand signs, factory brand special tools, lifts, compressors and front end alignment equipment, the computer system used by the New England Subsidiaries (or by the Company with regard to the operations of the New England Subsidiaries) to record its accounts payable, accounts receivable and general ledger, the telephone system and any other fixed assets owned by the New England Subsidiaries (or by the Company with regard to the operations of the New England Subsidiaries) (the “Furniture, Fixtures and Equipment”) (as reflected on the Balance Sheet described in Section 2.4).

(c) Intangible Assets; Books and Records. True and complete copies of all of the New England Subsidiaries’ business records, technical data, asset ledgers, customer lists and records, supplier records, telephone numbers, computer programs, correspondence and other files of the New England Subsidiaries created or maintained in connection with their business, the Franchises and the Transferred Assets (including information in the Company’s computer database in such electronic format as will allow Shaker Auto Group to adapt such information for use in Shaker Auto Group’s computer system).

(d) New Motor Vehicles. Upon Shaker Auto Group’s floor plan lender paying off the Company’s floor plan lender, the Company shall transfer to Shaker Auto Group or its lender all “New Motor Vehicles,” which shall be defined to mean all model Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury and Mazda motor vehicles owned by each of the New England Subsidiaries (or by the Company with regard to the operations of the New England Subsidiaries).

(e) Rental Cars. The Company shall transfer to Shaker Auto Group all “Rental Cars” used in the business operations of Shaker Auto Group and the New England Subsidiaries, subject to any debt related to the “Rental Cars” that is on the books of the Company, the New England Subsidiaries or any of the Company’s other affiliates.

(f) Used Motor Vehicles. All of the New England Subsidiaries’ inventory of “Used Motor Vehicles”, which shall be defined to mean any used motor vehicles belonging to the New England Subsidiaries and held by the New England Subsidiaries for resale and which shall have an aggregate cost basis value of not more than Five Hundred Thousand ($500,000.00) Dollars in excess of the floor plan amount at the time of Closing. The value of any inventory of Used Motor Vehicles transferred that is in excess of Five Hundred Thousand ($500,000.00) Dollars shall result in a deduction from the payment to be made under Section 2.1.3 by the amount of such excess. The value of any inventory of Used Motor Vehicles transferred that is less than Five Hundred Thousand ($500,000.00) Dollars shall result in an increase in the payment to be made under Section 2.1.3 by the amount of such deficiency.

(g) Parts and Accessories. All of the New England Subsidiaries’ inventory of parts and accessories, which is defined to mean any Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda parts and accessories, including parts and accessories purchased from any of their authorized manufacturers and/or third-party distributors (collectively, the “Parts and Accessories Inventory”). The Parts and Accessories Inventory shall have a cost basis value of not less than Five Hundred and Fifteen Thousand ($515,000.00) Dollars. If the value of the Parts and Accessories Inventory (as reflected on the Balance Sheet described in Section 2.4) is in excess of Five Hundred and Fifteen Thousand ($515,000.00) Dollars, the excess shall be deducted from the payment to be made under Section 2.1.3. If the value of the Parts and Accessories Inventory (as reflected on the Balance Sheet described in Section 2.4) is less than Five Hundred and Fifteen Thousand ($515,000.00) Dollars, the deficiency shall be added to the payment to be made under Section 2.1.3.

(h) Accounts Receivable. All of the New England Subsidiaries’ Accounts Receivable, which is defined to mean all claims, accounts, notes and loans receivable and any other rights to receive money for payment for goods sold or leased or services rendered, or otherwise, including without limitation all accounts, accounts receivable, contract rights, chattel paper and instruments; provided, however, that any holdback monies not collected by the New England Subsidiaries from the manufacturers at the time of the Closing shall be excluded from Accounts Receivable. The Accounts Receivable shall have a value of not less than the amount of the accounts payable and accrued expenses assumed by Shaker Auto Group under Section 2.1.6. If the value of the Accounts Receivable (as reflected on the Balance Sheet described in Section 2.4) is greater than the amount of the accounts payable and accrued expenses assumed by Shaker Auto Group under Section 2.1.6, the excess will be deducted from the payment to be made under Section 2.1.3. If the value of the Accounts Receivable (as reflected on the Balance Sheet described in Section 2.4) is less than the amount of the accounts payable and accrued expenses assumed by Shaker Auto Group under Section 2.1.6, such deficiency shall be added to the payment to be made under Section 2.1.3.

(i) Trade Names, Internet Access and Telephone Numbers. All right, title and interest of the Company in and to the names of the New England Subsidiaries, together with any trade name, service mark, domain name, software (including but not limited to any internet website computer program with necessary code, passwords and documentation to access e-mail and links to and from the business of any of the New England Subsidiaries, or to or from Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda), and the telephone numbers of the businesses of the New England Subsidiaries, so that Shaker Auto Group can continue the operations of the businesses of the New England Subsidiaries without delay or interruption.

2.1.3 Cash Payment to Shaker Auto Group. Immediately prior to the exchange of stock described in Section 2.1.1, the Company shall transfer to Shaker Auto Group in exchange for the stock of Shaker Auto Group the sum of Five Million ($5,000,000.00) Dollars by bank or certified check or by wire transfer as directed by Shaker Auto Group for the purposes provided in Section 5.3, subject, however, to adjustment as described in Section 2.1.2(f), Section 2.1.2(g) and Section 2.1.2(h).

2.1.4 Allowances and Credits The parties agree as follows with respect to all New Motor Vehicles and Rental Cars to be transferred to Shaker Auto Group hereunder (collectively the “Motor Vehicle Inventory”):

(a) As to the transferred Motor Vehicle Inventory relating to the operations of the New England Subsidiaries and invoiced by Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda to the New England Subsidiaries (or the Company with regard to the operations of the New England Subsidiaries) on or before Closing, the Company does hereby assign to Shaker Auto Group the value of any holdbacks (whether paid to the Company or otherwise) as reflected on the dealer invoice. The parties agree to remit to each other promptly any such sum due to the other, which payment was made in error by Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda and not already paid to the other.

(b) As to transferred Motor Vehicle Inventory invoiced by Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda to the New England Subsidiaries (or the Company with regard to the operations of the New England Subsidiaries) on or before Closing, the Company does hereby assign to Shaker Auto Group any pre-delivery credit and/or allowances pertaining to such vehicles (as reflected on the Balance Sheet described in Section 2.4). The parties agree to remit to each other promptly any such sum due to the other, which payment was made in error by Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda and not already paid to the other.

(c) The parties agree to remit to each other promptly any other sums that may be due to the other, which payment was made in error by Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury or Mazda and not already paid to the other.

2.1.5 Excluded Assets Notwithstanding anything herein to the contrary, the assets of the New England Subsidiaries as of the Closing Date shall exclude all assets not described in Section 2.1.2, Section 2.1.3 and Section 2.1.4. If any assets that are not described in Section 2.1.2, Section 2.1.3 or Section 2.1.4 are owned by the New England Subsidiaries prior to the Closing Date, the New England Subsidiaries do hereby transfer, assign and convey such assets to the Company (or to any assignee of the Company).

2.1.6 Assumed Liabilities. As of the Closing Date, the New England Subsidiaries or Shaker Auto Group shall assume and agree to pay, discharge or arrange to discharge and perform when lawfully due, all of the obligations, duties and liabilities that relate to the business of the New England Subsidiaries (as reflected on the Balance Sheet described in Section 2.4), including but not limited to: (a) the debt related to the Rental Cars, as described in Section 2.1.2(e); (b) that portion of the debt owed to The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC) referred to in the letter dated April 25, 2005 and identified as loan number 815010 as evidenced by a promissory note from Bay State Realty Holdings, Inc. dated April 16, 1999 in the original principal amount of $5,800,000.00; (c) the debt owed to Merchants Bank as evidenced by a promissory note from Brattleboro Realty Holdings, Inc. dated June 10, 2004 in the original principal amount of $1,050,000.00; (d) the debt owed to Ford Motor Company Credit in connection with floor plan financing; (e) the debt owed to Ford Motor Company Credit that is financing certain Daewoo Motor Co., Ltd. vehicles; (f) the debt owed to Bank of America, N.A., as evidenced by a promissory note from Shaker’s Inc. dated December 23, 2004 in the original principal amount of $225,000.00; and (g) the debt owed to Consenzi Automotive Realty Limited Partnership, as evidenced by a promissory note from Brattleboro Realty Holdings, Inc. dated June 10, 2004 in the original principal amount of $300,000.00. The Company shall have no liability or obligation with respect to any obligations, duties and liabilities assumed by the New England Subsidiaries or Shaker Auto Group pursuant to this Section 2.1.6.

The Shaker Group shall execute such documents as are necessary to release the Company from any obligations relating to the real property leased by the New England Subsidiaries and identified on Exhibit B and to enter into lease agreements for such properties with Shaker Auto Group or the New England Subsidiaries.

2.1.7 Excluded Liabilities. Except as set forth in Section 2.1.6, the parties expressly agree that Shaker Auto Group and the New England Subsidiaries shall not assume, agree to pay, perform, discharge or otherwise have any responsibility for any liability or obligation of the Company, fixed or contingent, and whether arising or to be performed prior to, on or after the Closing Date, that does not relate to the business of the New England Subsidiaries. Unless otherwise set forth herein and without limiting the generality of the foregoing, Shaker Auto Group and the New England Subsidiaries do not assume, and the Company shall pay, perform and discharge the following liabilities and obligations:

(a) All liabilities and obligations of the Company for taxes, assessments, interest or penalties thereon, and other similar governmental charges arising out of or related to the Company’s operation of its business prior to the Closing Date; and

(b) All other liabilities and obligations of the Company, other than the Assumed Liabilities.

2.2 Exchange of Stock of Shaker Auto Group for Stock of the Shaker Group.

Subject to the terms and conditions of this Agreement, immediately following the exchange described in Section 2.1, the Company shall assign, transfer, convey and deliver to the Shaker Group all of the Company’s right, title and interest in and to all of the outstanding shares of stock of Shaker Auto Group, and the Shaker Group shall transfer to the Company all of the outstanding shares of common stock of the Company which they own (representing 801,736 shares of Class A common stock of the Company and 1,802,500 shares of Class B common stock of the Company). The shares of common stock of Shaker Auto Group shall be transferred to each member of the Shaker Group in the amount set forth in Exhibit A.

2.3  Closing

The Closing will take place at the offices of the Company or at such other location as shall be mutually agreeable to the parties hereto. The closing shall take place no later than fourteen (14) days after the satisfaction or waiver of all of the conditions set forth in Section 6 and Section 7 of this Agreement, provided that all material authorizations, consents, approvals, waivers and releases necessary for the Company to consummate the transactions contemplated hereby shall have been obtained, including, without limitation, the obtaining of shareholder and director approvals pursuant to the requirements of the Delaware General Corporation Law and applicable provisions of the Securities Exchange Act, as amended.

2.4 Balance Sheet

As of a date prior to the Closing Date, the Company shall cause to be prepared a statement of financial position listing the assets owned and the liabilities owed of Shaker Auto Group and the New England Subsidiaries, determined as if such entities were the only members of a controlled group of corporations on such date and excluding therefrom the assets owned and the liabilities owed of the Company not attributable to Shaker Auto Group and the New England Subsidiaries (the “Interim Balance Sheet”). The Interim Balance Sheet shall fairly present, in all material respects, the assets and liabilities of Shaker Auto Group and the New England Subsidiaries as at the date thereof.

Within sixty (60) days following the Closing Date, the Company and the Shaker Group shall jointly perform such reasonable “true-up” procedures to the Interim Balance Sheet as they may reasonably agree to prior to the Closing Date to establish the financial position of Shaker Auto Group and the New England Subsidiaries as of the Closing Date. Such procedures shall take into account, among other things: (a) information made available to the Company and the Shaker Group after the Closing Date regarding inventory in transit or located at seller locations as of the Closing Date; (b) the payment of invoices by Shaker Auto Group and the New England Subsidiaries through to and including the Closing Date; and (c) the quantification of the sale and purchase of inventory through to and including the Closing Date. As a result of such “true-up” procedures, the Company and the Shaker Group shall cause to be prepared a final statement of financial position listing the assets owned and the liabilities owed of Shaker Auto Group and the New England Subsidiaries as of the Closing Date (the “Final Balance Sheet”). The Final Balance Sheet shall be deemed to be the Balance Sheet for all purposes of this Agreement, including but not limited to making the adjustments required by Section 2.1.2(f), Section 2.1.2(g) and Section 2.1.2(h).

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shaker Group as follows:

3.1  Organization and Good Standing

The Company and the New England Subsidiaries are each corporations duly organized, validly existing, and in good standing under the laws of their respective jurisdictions, with full corporate power and authority to own, operate and/or lease the Transferred Assets and to conduct their businesses as they are now being conducted and to perform all their obligations under this Agreement.

3.2  Authority

This Agreement constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon the execution and delivery by the Company of the documents identified in Section 8.1 (collectively, the “Company’s Closing Documents”), the Company’s Closing Documents will constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Company’s Closing Documents and to perform its obligations under this Agreement and the Company’s Closing Documents.

Additionally, neither the execution and delivery of this Agreement by the Company nor the consummation or performance of any of the Contemplated Transactions by the Company will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any provision of the Company’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the stockholders of the Company;

(iii)	any Legal Requirement or Order to which the Company may be subject; or

(iv)	any Contract to which the Company is a party or by which the Company may be bound.

The Company is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for the consent and approval of Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda, Toyota, Chevrolet, The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC), Merchants Bank, Ford Motor Company Credit, Comerica Bank, Bank of America, N.A. and Consenzi Automotive Realty Limited Partnership. Except as set forth herein, no consent, authorization or approval of, or filing with or exemption by any governmental, corporate, public or self-regulatory body or authority or any other person is required in connection with the execution and delivery by the Company of this Agreement or any ancillary agreements, or the consummation by the Company of any of the Contemplated Transactions.

3.3  Title to Assets; Encumbrances

The Company has good and marketable title to all of the Transferred Assets and owns such assets, free and clear of any Liens or other encumbrances and any rights of third parties, other than: (a) the floor plan financing on the Company’s New Motor Vehicles; (b) the debt related to the Rental Cars; (c) the debt owed to The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC); (d) the debt owed to Merchants Bank; (e) the debt owed to Ford Motor Company Credit in connection with floor plan financing; (f) the debt owed Ford Motor Company Credit that is financing certain Daewoo Motor Co., Ltd. vehicles; (g) the debt owed to Bank of America, N.A.; (h) the debt owed to Consenzi Automotive Realty Limited Partnership; and (i) any other Assumed Liabilities. “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of an agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with a mortgage, pledge, security interest, encumbrance, lien or charge).

3.4  Taxes

(a) There are no, and by reason of the consummation of the transactions contemplated hereby, there will be no, tax liabilities of the Company which could result in any transferee liability to Shaker Auto Group, the New England Subsidiaries or the Shaker Group, or which could attach to the Transferred Assets.

As used in this Agreement, “tax” or “taxes” shall mean taxes of any kind payable to any taxing authority of the United States (Federal, state or local) or any country or jurisdiction including, without limitation: (a) income, gross receipts, ad valorem, value added, sales, use, service, franchise, profits, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes; (b) customs duties, imports, charges, levies or other assessments of any kind; (c) interest, penalties, and addition to tax imposed with respect to the above taxes; and (d) any damages, costs, expenses, fees or other liabilities arising from such tax or taxes.

(b) The Company has filed or caused to be filed all Tax Returns that are or were required to be filed. The Company has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such taxes, if any, as are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet described in Section 2.4. All Tax Returns filed by (or that include on a consolidated basis) the Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

3.5 No Material Adverse Change

Since the date of the Company’s balance sheet dated March 31, 2005, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company (excluding the business, operations, properties, prospects, assets or condition of the New England Subsidiaries), and no event has occurred or circumstance exists that may result in such a material adverse change.

3.6 Legal Proceedings

There is no action, suit, Proceeding, arbitration, claim, investigation or inquiry (“Litigation”) the purpose of which is to prevent the consummation of the transactions contemplated by this Agreement that is ongoing, pending or, to the best of the Company’s knowledge, Threatened, before or by any foreign or United States Federal, state, municipal or other governmental, administrative or self-regulatory instrumentality or agency (or any private arbitration tribunal).

The Company has not received notice of any Order, judgment or decree of any court, tribunal, agency or self-regulatory body enjoining the Company from taking (or requiring the Company to take) action of any kind, or to which the Company is bound (excluding any Order, judgment or decree relating to the business, operations, properties, prospects, assets or condition of the New England Subsidiaries).

3.7 Employee Benefit Plans, etc.

The Company shall assist Shaker Auto Group in establishing benefit plans for the employees of the New England Subsidiaries following the Closing Date that are comparable to the benefit plans maintained by the Company.

3.8 Easycare Service Warranties

Shaker Auto Group and the New England Subsidiaries shall continue to service Easycare Service Warranties until such time as the current advance on such warranties has been repaid. Any revenues from Easycare Service Warranties sold after the Closing Date, as well as any retroactive premiums paid, will be allocated to Shaker Auto Group to the extent it is sold at one of the New England Subsidiaries, and to the Company to the extent it is sold at the retained dealerships of the Company.

4.  REPRESENTATIONS AND WARRANTIES OF SHAKER GROUP

The Shaker Group represents and warrants to the Company as follows:

4.1  Authority

This Agreement constitutes the legal, valid, and binding obligation of the Shaker Group, enforceable against the Shaker Group in accordance with its terms. Upon the execution and delivery by the Shaker Group of the documents identified in Section 8.2 (collectively, the “Shaker Group’s Closing Documents”) the Shaker Group’s Closing Documents will constitute the legal, valid, and binding obligations of the Shaker Group, enforceable against the Shaker Group in accordance with their respective terms. The Shaker Group has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Shaker Group’s Closing Documents and to perform their obligations under this Agreement and the Shaker Group’s Closing Documents.

Additionally, neither the execution and delivery of this Agreement by the Shaker Group nor the consummation or performance of any of the Contemplated Transactions by the Shaker Group will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)	any Legal Requirement or Order to which the Shaker Group may be subject; or

(ii)	any Contract to which the Shaker Group is a party or by which the Shaker Group may be bound.

The Shaker Group is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except for the consent and approval of Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda, Toyota, Chevrolet, The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC), Merchants Bank, Ford Motor Company Credit, Comerica Bank, Bank of America, N.A. and Consenzi Automotive Realty Limited Partnership. Except as set forth herein, no consent, authorization or approval of, or filing with or exemption by any governmental, corporate, public or self-regulatory body or authority or any other person is required in connection with the execution and delivery by the Shaker Group of this Agreement or any ancillary agreements, or the consummation by the Shaker Group of any of the Contemplated Transactions.

4.2  Legal Proceedings

There is no action, suit, Proceeding, arbitration, claim, investigation or inquiry (“Litigation”) the purpose of which is to prevent the consummation of the transactions contemplated by this Agreement that is ongoing, pending or, to the best of the Shaker Group’s knowledge, Threatened, before or by any foreign or United States Federal, state, municipal or other governmental, administrative or self-regulatory instrumentality or agency (or any private arbitration tribunal).

The Shaker Group has not received notice of any Order, judgment or decree of any court, tribunal, agency or self-regulatory body enjoining the Shaker Group from taking (or requiring the Shaker Group to take) action of any kind, or to which the Shaker Group is bound, relating to the business, operations, properties, prospects, assets or condition of the New England Subsidiaries.

5. CERTAIN AGREEMENTS AND CERTAIN PRE- AND POST-CLOSING COVENANTS OF THE PARTIES

5.1 Operation of the Business of the Company

Between the date of this Agreement and the Closing Date, each party to this Agreement shall use its reasonable Best Efforts to ensure that the Company conducts its business only in the ordinary course, and shall use its reasonable Best Efforts to preserve intact the business of the Company.

5.2 Access to Business

Between the date of this Agreement and the Closing Date, each party shall afford the other parties and the other parties’ accountants, counsel, consultants and other representatives reasonable access to the party’s premises and to all of its books, contracts, commitments, records, and personnel, to the extent required by the other parties’ lending institutions.

5.3 Plan of Reorganization

The parties hereto intend that the transactions contemplated by this Agreement constitute a reorganization under Section 355 and Section 368 of the Internal Revenue Code of 1986, as amended, and that this Agreement constitute a plan of reorganization within the meaning of such provisions. The transactions contemplated by this Agreement are an ordinary and necessary incident of the conduct of the Company’s corporate enterprise.

The primary purpose of the cash payment to Shaker Auto Group required by Section 2.1.3 is: (a) to equalize the value of the Shaker Group’s stock interest in the Company with the value of the stock of Shaker Auto Group that the Shaker Group is to receive in the transactions; and (b) to provide Shaker Auto Group with necessary working capital.

6.  CONDITIONS PRECEDENT TO THE SHAKER GROUP’S OBLIGATION TO CLOSE

The Shaker Group’s obligation to acquire Shaker Auto Group and the New England Subsidiaries in exchange for its shares of common stock of the Company, and to take the other actions required to be taken by the Shaker Group at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shaker Group, in whole or in part):

6.1 Representations and Warranties True as of the Closing Date.

The representations and warranties made by the Company in this Agreement, or in any schedule, certificate or document delivered by the Company to the Shaker Group pursuant to the provisions hereof, shall have been true in all material respects on the date hereof, without regard to any schedule updates furnished by the Company after the date hereof, and shall be true and correct in all material aspects on and as of the Closing Date with the same force and effect as though such representations and warranties were made as of the Closing Date.

6.2 Compliance with this Agreement.

The Company shall have performed and complied with in all material respects all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

6.3 Compliance with the Securities Laws.

The Company, with the cooperation of the Shaker Group, shall have filed an information statement with the Securities and Exchange Commission (the “SEC”), and the Company and the Shaker Group shall have taken such other actions as are necessary under the Federal and state securities laws to permit the consummation of the transactions contemplated by this Agreement.

6.4 No Threatened or Pending Litigation.

On the Closing Date, no suit, action or other Proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or Proceeding shall be pending or threatened.

6.5 Opinion of Duff & Phelps LLC.

The Special Committee of the board of directors of the Company shall have obtained an opinion from Duff & Phelps LLC, in form and substance satisfactory to the Special Committee, indicating that the consideration to be received by the Company as a result of the transactions contemplated by this Agreement is fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls).

6.6 Tax-Free Exchange Opinion.

The Company and the Shaker Group shall have obtained an opinion from BDO Seidman, LLP, the Company’s certified public accountants, in form and substance satisfactory to the Company and the Shaker Group, indicating that the transactions contemplated by this Agreement will qualify as tax-free exchanges under the Internal Revenue Code of 1986, as amended, and will not cause the recognition of income by either the Company or the Shaker Group for federal income tax purposes. In order to obtain such opinion, on the Closing Date the Shaker Group shall not have any options to acquire shares of common stock of the Company.

6.7 Consents and Approvals.

(a) The stockholders of the Company shall have approved the transactions contemplated by this Agreement in accordance with the requirements of the General Corporation Law of the State of Delaware.

(b) Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda, Toyota and Chevrolet shall have approved Shaker Auto Group as the transferee of the Franchises in accordance with the terms of this Agreement.

(c)  Shaker Auto Group shall have obtained floor plan financing in accordance with the terms of this Agreement.

(d) Each obligee of the Assumed Liabilities under Section 2.1.6 shall have consented to the release of the Company from any and all liability relating to the Assumed Liabilities to the extent required by the terms of the Assumed Liabilities, without such release being deemed to be an event of default and without imposing any material loan modifications unless approved by the Shaker Group and the Company. In particular and not by way of limitation, the obligee of the debt related to the Rental Cars, The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC), Merchants Bank, Ford Motor Company Credit, Bank of America, N.A. and Consenzi Automotive Realty Limited Partnership shall each have consented to the release of the Company from any and all liability relating to the debt owed to such obligee in connection with the business operations of the New England Subsidiaries.

6.8 Working Capital

Immediately following the Closing, Shaker Auto Group will have Working Capital of $6,015,000.

6.9  Additional Documents

The Company must have delivered to the Shaker Group such documents as the Shaker Group may reasonably request for the purpose of (a) evidencing the accuracy of any of the Company’s representations and warranties, (b) evidencing the performance by the Company of, or the compliance by the Company with, any covenant or obligation required to be performed or complied with by the Company, and (c) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

6.10  No Prohibition

Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Shaker Group or any Person affiliated with the Shaker Group to suffer any material adverse consequence under any applicable Legal Requirement or Order.

7. CONDITIONS PRECEDENT TO THE COMPANY’S OBLIGATION TO CLOSE

The Company’s obligation to make the exchanges described in Section 2.1 and Section 2.2, and to take the other actions required to be taken by the Company at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

7.1 Representations and Warranties True as of the Closing Date.

The representations and warranties made by the Shaker Group in this Agreement, or in any schedule, certificate or document delivered by the Shaker Group to the Company pursuant to the provisions hereof, shall have been true in all material respects on the date hereof, without regard to any schedule updates furnished by the Shaker Group after the date hereof, and shall be true and correct in all material aspects on and as of the Closing Date with the same force and effect as though such representations and warranties were made as of the Closing Date.

7.2 Compliance with this Agreement.

The Shaker Group shall have performed and complied with in all material respects all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

7.3 Compliance with the Securities Laws.

The Company, with the cooperation of the Shaker Group, shall have filed an information statement with the Securities and Exchange Commission (the “SEC”), and the Company and the Shaker Group shall have taken such other actions as are necessary under the Federal and state securities laws to permit the consummation of the transactions contemplated by this Agreement.

7.4 No Threatened or Pending Litigation.

On the Closing Date, no suit, action or other Proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or Proceeding shall be pending or threatened.

7.5 Opinion of Duff & Phelps LLC.

The Special Committee of the board of directors of the Company shall have obtained an opinion from Duff & Phelps, LLC, in form and substance satisfactory to the Special Committee, indicating that the consideration to be received by the Company as a result of the transactions contemplated by this Agreement is fair, from a financial point of view, to the unaffiliated public stockholders of the Company (i.e., the stockholders of the Company who are not directors or officers of the Company and who are not affiliated with the Shaker Group or any entities that the Shaker Group or any member thereof controls).

7.6 Tax-Free Exchange Opinion.

The Company and the Shaker Group shall have obtained an opinion from BDO Seidman, LLP, the Company’s certified public accountants, in form and substance satisfactory to the Company and the Shaker Group, indicating that the transactions contemplated by this Agreement will qualify as tax-free exchanges under the Internal Revenue Code of 1986, as amended, and will not cause the recognition of income by either the Company or the Shaker Group for Federal income tax purposes. In order to obtain such opinion, on the Closing Date the Shaker Group shall not have any options to acquire shares of common stock of the Company.

7.7 Consents and Approvals.

(a) The stockholders of the Company shall have approved the transactions contemplated by this Agreement in accordance with the requirements of the General Corporation Law of the State of Delaware.

(b) Ford, Chrysler/Dodge/Jeep, Lincoln/Mercury, Mazda, Toyota and Chevrolet shall have approved Shaker Auto Group as the transferee of the Franchises in accordance with the terms of this Agreement.

(c)  Shaker Auto Group shall have obtained floor plan financing in accordance with the terms of this Agreement.

(d) Each obligee of the Assumed Liabilities under Section 2.1.6 shall have consented to the release of the Company from any and all liability relating to the Assumed Liabilities to the extent required by the terms of the Assumed Liabilities, without such release being deemed to be an event of default and without imposing any material loan modifications unless approved by the Shaker Group and the Company. In particular and not by way of limitation, the obligee of the debt related to the Rental Cars, The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC), Merchants Bank, Ford Motor Company Credit, Bank of America, N.A. and Consenzi Automotive Realty Limited Partnership shall each have consented to the release of the Company from any and all liability relating to the debt owed to such obligee in connection with the business operations of the New England Subsidiaries.

(e) Each member of the Shaker Group, and each individual related to any member of the Shaker Group who is listed in Exhibit C, shall have resigned as an employee, director and/or officer of the Company and each affiliate of the Company other than the New England Subsidiaries, effective as of the Closing Date.

7.8  Working Capital

Immediately following the Closing, Shaker Auto Group will have Working Capital of $6,015,000.

7.9 Additional Documents

The Shaker Group must have delivered to the Company such documents as the Company may reasonably request for the purpose of (a) evidencing the accuracy of any of the Shaker Group’s representations and warranties, (b) evidencing the performance by the Shaker Group of, or the compliance by the Shaker Group with, any covenant or obligation required to be performed or complied with by the Shaker Group, and (c) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

7.10  No Prohibition

Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Company or any Person affiliated with the Company to suffer any material adverse consequence under any applicable Legal Requirement or Order.

8. DELIVERIES AT CLOSING

8.1 The Company’s Documents. Subject to the Shaker Group’s satisfaction of its obligations hereunder, the Company shall execute and/or deliver to the Shaker Group at the Closing, the following instruments and documents, all of which shall be in form and substance as set forth in an applicable Exhibit hereto or, if not so set forth, otherwise as may be reasonably acceptable to the Shaker Group:

(a) The Company shall organize Shaker Auto Group and shall deliver to Shaker Auto Group all of the outstanding shares of stock of the New England Subsidiaries, together with such assignments and instruments of transfer as shall be necessary and reasonably requested by the Shaker Group in order to assign and transfer, or to evidence the assignment and transfer of, the shares of stock of the New England Subsidiaries to Shaker Auto Group, all in a form and substance satisfactory to the Shaker Group and its counsel.

(b) The Company shall deliver to the Shaker Group all of the outstanding shares of stock of Shaker Auto Group, together with such assignments and instruments of transfer as shall be necessary and reasonably requested by the Shaker Group in order to assign and transfer, or to evidence the assignment and transfer of, the shares of stock of Shaker Auto Group to the Shaker Group, all in a form and substance satisfactory to the Shaker Group and its counsel.

(c) The Company shall deliver to the Shaker Group a certificate of the Company stating that all representations and warranties of the Company set forth in Article 3 herein are true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date in the form as attached as Exhibit D, which is incorporated herein by reference.

(d) The Company shall deliver to the Shaker Group copies of the following documents certified by an authorized corporate officer of the respective corporation to be true, correct and complete: (i) certificate of good standing of the Company, Shaker Auto Group and the New England Subsidiaries from the Secretary of State of their respective states of incorporation; (ii) resolutions approved by the board of directors and stockholder(s) of the Company, Shaker Auto Group and the New England Subsidiaries in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby; (iii) Certificate of Incorporation of the Company, Shaker Auto Group and the New England Subsidiaries; and (iv) Bylaws of the Company, Shaker Auto Group and the New England Subsidiaries.

(e) The Company shall deliver to the Shaker Group a duly executed Assumption of Liabilities Agreement in the form as attached as Exhibit E.

(f) The Company shall deliver to the Shaker Group all client lists and data bases relating to either the sales and/or service and parts operations currently maintained by the New England Subsidiaries.

(g) The Company shall deliver to the Shaker Group all of the Company’s books and records, including, but not limited to, all of the Company’s licenses and permits, relating to Shaker Auto Group and the New England Subsidiaries.

(h) The Company shall deliver to the Shaker Group such other documents as shall reasonably be requested by the Shaker Group in order to effectively carry out the transactions contemplated by this Agreement, duly executed by the Company where appropriate.

8.2 The Shaker Group’s Documents

Subject to the Company’s satisfaction of its obligations hereunder, the Shaker Group shall execute and/or deliver to the Company at the Closing, the following instruments and documents, all of which shall be in form and substance as set forth in an applicable Exhibit hereto or, if not so set forth, otherwise as may be reasonably acceptable to the Company:

(a) The Shaker Group shall deliver to the Company all of the outstanding shares of stock of the Company which the Shaker Group owns, together with such assignments and instruments of transfer as shall be necessary and reasonably requested by the Company in order to assign and transfer, or to evidence the assignment and transfer of, the shares of stock of the Company which the Shaker Group owns to the Company, all in a form and substance satisfactory to the Company and its counsel.

(b) The Shaker Group shall deliver to the Company a certificate of the Shaker Group stating that all representations and warranties of the Shaker Group set forth in Article 4 herein are true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date in the form as attached as Exhibit F, which is incorporated herein by reference.

(c) The Shaker Group shall deliver to the Company such other documents as shall reasonably be requested by the Company in order to effectively carry out the transactions contemplated by this Agreement, duly executed by the Shaker Group where appropriate.

9. INDEMNIFICATION

9.1 Indemnification by the Company

The Company shall indemnify, defend and hold harmless the Shaker Group from, against, and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and costs, consequential damages, and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claims, proceeding or demand), of any kind or character (a “Loss”) arising out of or in connection with any of the following:

(a) any Breach of any of the representations or warranties of the Company contained in or made pursuant to this Agreement;

(b) any failure by the Company to perform or observe, in full, or in part, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(c) any and all liabilities and obligations of the Company (other than the Assumed Liabilities) of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown; or

(d) any action brought by one or more of the stockholders of the Company against any member of the Shaker Group which is based on the Contemplated Transactions or upon any violation of Sections 9.1(a), (b) or (c) above; provided, however, that such indemnification shall not apply to any claim based upon the operations of the New England Subsidiaries or upon the fraud or misrepresentation of any member of the Shaker Group.

9.2 Indemnification by the Shaker Group

The Shaker Group shall indemnify, defend and hold harmless the Company (or such individual or legal entity as it may designate) and its shareholders, officers, directors, agents, employees, affiliates, and assigns, from, against, and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses (including without limitation reasonable attorneys’ fees and costs, consequential damages, and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claims, proceeding or demand), of any kind or character (a “Loss”) arising out of or in connection with any of the following:

(a) any Breach of any of the representations or warranties of the Shaker Group contained in or made pursuant to this Agreement;

(b) any failure by the Shaker Group to perform or observe, in full, or in part, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; or

(c) any and all liabilities and obligations of the Shaker Group (including but not limited to the Assumed Liabilities) of any kind or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown.

10.  GENERAL PROVISIONS

10.1 Brokers or Finders

Neither party, nor their officers and agents, have incurred any obligations or liabilities, contingent or otherwise, for brokerage or finders’ fees or agents commissions or other similar payment in connection with this Agreement, and each party will indemnify and hold the other harmless from any such payment alleged to be due as a result of the transfer.

10.2 Expenses

Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants in connection with this Agreement and the Contemplated Transactions; provided, however, that, in the event that the Shaker Group refinances any debt owed to The First National Bank of Chicago, as Trustee For The Registered Holders of Falcon Franchise Loan Trust 1991-1 Franchise Loan Backed Bonds (as successor in interest to Falcon Financial, LLC) which results in a reduction in the “loan modification fee” or in the “Due Diligence Deposit” payable by the Company pursuant to that certain April 25, 2005 proposal letter from Falcon Financial II, LLC to the Company (any such reduction to be determined by Falcon Financial II, LLC, at its discretion, and being hereinafter referred to as the “Savings”), then the Company will reimburse the Shaker Group for its actual out of pocket (incurred and paid) refinancing costs up to an amount not to exceed the lesser of : (i) such Savings; or (ii) $37,500; and provided, further, that it is understood and agreed that the Company shall bear all costs incurred in completing the transactions contemplated under the aforesaid April 25, 2005 proposal letter from Falcon Financial II, LLC to the Company, so long as the same do not include any prepayments or prepayment fees related to debts owed by the Shaker Group and/or the New England Subsidiaries.

10.3 Public Announcements

Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as both parties mutually agree. Unless consented to by the Company in advance or required by Legal Requirements, prior to the Closing the Company and the Shaker Group shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Company and the Shaker Group will consult with each other concerning the means by which the Company' employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and both parties will have the right to be present for any such communication.

10.4  Confidentiality

Between the date of this Agreement and the Closing Date, the Company and the Shaker Group will maintain in confidence, exercising Best Efforts, and will cause the directors, officers, employees, agents, and advisors of the Company to maintain in confidence (and will not use to the detriment of the other party) any written, oral, or other information obtained in confidence from written information stamped "confidential" when originally furnished by the other party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

10.5  Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Company:	Hometown Auto Retailers, Inc.
1309 South Main Street
Waterbury, Connecticut 06706

Attention:	William C. Muller, Jr.

Facsimile No.:	(203) 756-1339

With a copy to:
Richard L. Emerson, Esq.
Gager, Emerson, Rickart, Bower & Scalzo, LLP
2 Stony Hill Road
Suite 208
Bethel, Connecticut 06801
Facsimile No.: (203) 207-5407

Shaker Group:	Corey E. Shaker
1309 South Main Street
Waterbury, CT 06706

With a copy to:
Robert S. Cooper, Esq.
Zeldes, Needle & Cooper
1000 Lafayette Boulevard
Bridgeport, Connecticut 06601-1740
Facsimile No.: (203) 333-1489

10.6  Jurisdiction; Service of Process

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of Connecticut or, if it can acquire jurisdiction, in the United States District Court for the District of Connecticut, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. The prevailing party in any action or proceeding shall be entitled to reasonable attorney’s fees and costs.

10.7  Further Assurances

The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement and (d) to provide information to the other after the Closing to assist the other in responding to claims, disputes and litigation.

10.8  Waiver

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

10.9 Entire Agreement and Modification

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.10 Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11 Section Headings; Construction

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.12 Governing Law

This Agreement will be governed by the laws of the State of Connecticut without regard to conflicts of laws principles.

10.13 Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.14 Arm’s Length Negotiations

Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the parties and their respective counsel.

10.15 Bulk Transfer Laws

The Company and the Shaker Group shall comply in all respects with the notification requirements of any State Taxing Authority with respect to a bulk transfer to the extent applicable to the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:
HOMETOWN AUTO RETAILERS, INC.	ATTESTED:

By: /s/ William C. Muller, Jr.	/s/Charles F. Schwartz
William C. Muller, Jr.	Charles F. Schwartz
Its Vice President	Its Secretary

NEW ENGLAND SUBSIDIARIES:

ERR ENTERPRISES, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

FAMILY FORD, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

SHAKER’S, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

SHAKER’S LINCOLN/MERCURY AUTO CARE INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

HOMETOWN BRATTLEBORO, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

HOMETOWN AUTO FRAMINGHAM, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

BAY STATE REALTY HOLDINGS, INC.	ATTESTED:

By: /s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

BRATTLEBORO REALTY HOLDINGS, INC.	ATTESTED:

By:/s/ Corey Shaker	/s/Charles F. Schwartz
Corey Shaker	Charles F. Schwartz
Its President	Its Secretary

THE SHAKER GROUP:

WITNESSED:

/s/ Corey Shaker	/s/ Lillian Shaker
Corey Shaker	Lillian Shaker

WITNESSED:

/s/ Corey Shaker	/s/ Lillian Shaker
Corey Shaker, Custodian for Lindsay Shaker	Lillian Shaker

WITNESSED:

/s/ Corey Shaker	/s/ Lillian Shaker
Corey Shaker, Custodian for Kristen Shaker	Lillian Shaker

WITNESSED:

/s/ Corey Shaker	/s/ Lillian Shaker
Corey Shaker, Custodian for Edward Shaker	Lillian Shaker

Edward Shaker Family Trust	WITNESSED:

By /s/ Corey Shaker	/s/ Lillian Shaker
Corey Shaker	Lillian Shaker
Its Trustee

WITNESSED:

/s/ Joseph Shaker	/s/ Judy Austin
Joseph Shaker	Judy Austin

Shaker Irrevocable Trust	WITNESSED:

By /s/ Joseph Shaker	/s/ Judy Austin
Joseph Shaker	Judy Austin
Its Trustee

Richard Shaker Family Trust	WITNESSED:

By /s/ Joseph Shaker	/s/ Judy Austin
Joseph Shaker	Judy Austin
Its Trustee

WITNESSED:

/s/ Steven Shaker	/s/ Lillian Shaker
Steven Shaker	Lillian Shaker

WITNESSED:

/s/ Janet Shaker	/s/ Lillian Shaker
Janet Shaker	Lillian Shaker

WITNESSED:

/s/ Paul Shaker	/s/ Lillian Shaker
Paul Shaker	Lillian Shaker

WITNESSED:

/s/ Edward D. Shaker	/s/ Labebe Shaker
Edward D. Shaker	Labebe

WITNESSED:

/s/ Edward Shaker	/s/ Labebe Shaker
Edward Shaker	Labebe Shaker

WITNESSED:

/s/ Lillian Shaker	/s/ Janet Shaker
Lillian Shaker	Janet Shaker

WITNESSED:

/s/ Richard Shaker	/s/ Labebe Shaker
Richard Shaker	Labebe Shaker

WITNESSED:

/s/ Rose Shaker	/s/ Lillian Shaker
Rose Shaker	Lillian Shaker

EXHIBIT A

Shaker Group

Name	Company Class A Common Stock	Company Class B Common Stock	Shaker Auto Group Common Stock

Corey Shaker	120,142	249,100	369,242

Corey Shaker,
Custodian for
Lindsay	24		24

Corey Shaker,
Custodian for
Kristen	24		24

Corey Shaker,
Custodian for
Edward	24		24

Edward Shaker
Family Trust		15,980	15,980

Joseph Shaker	147,826	265,832	413,658

Shaker Irrevocable
Trust		40,000	40,000

Richard Shaker
Family Trust		15,980	15,980

Steven Shaker	115,142	206,424	321,566

Janet Shaker	71,428	227,668	299,096

Paul Shaker		218,268	218,268

Edward D. Shaker	107,142	206,612	313,754

Edward Shaker	112,142	175,404	287,546

Lillian Shaker	13,700		13,700

Richard Shaker	114,142	175,404	289,546

Rose Shaker		5,828	5,828

Totals:	801,736	1,802,500	2,604,236

EXHIBIT B

Leases

Lessee/Location of Property:	Lessor:
Shaker’s Lincoln/Mercury 831 Straits Turnpike Watertown, CT 06795	Shaker Enterprises, a Connecticut general partnership

Family Ford, Inc. 1200 Wolcott Street Waterbury, CT 06705	Joseph Shaker Realty, a Connecticut general partnership

Hometown Auto Retailers, Inc. 1309 South Main Street Waterbury, CT 06706	Joseph Shaker Realty, a Connecticut general partnership

Wellesley Mazda 965 Worcester Road Wellesley, MA 02181	Regan and Stapleton, Inc.

Exhibit C

Individuals Related to Shaker Group
Who Will Resign as Employees, Officers and/or Directors
of the Company and its Affiliates

•	Corey Shaker, President, Chief Executive Officer and Director of the Company

•	Joseph Shaker, Regional Vice President and Director of the Company

•	Steven Shaker, Regional Vice President of the Company

•	Edward Shaker, Employee

•	Lillian Shaker, Employee

•	Edward D. Shaker, Employee

•	Janet Shaker, Employee

•	Richard Shaker, Employee

•	Rose Shaker, Employee

Exhibit D

Certification of Representations and Warranties
of the Company set forth in Article 3

The undersigned does hereby certify, pursuant to Section 8.1(c) of the Exchange Agreement dated _____________, 2005 among Hometown Auto Retailers, Inc., ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc., Brattleboro Realty Holdings, Inc. and the Shaker Group (the “Agreement”) that:

(1) The undersigned is the duly-elected ______________ of Hometown Auto Retailers, Inc. (the “Company”) and, as such, is authorized to make this certificate on behalf of the Company.

(2) The representations and warranties of the Company set forth in Article 3 of the Agreement are true and correct in all material respects on and as of this date with the same force and effect as if such representations and warranties had been made on and as of the date hereof.

(3) The Company has performed and complied in all material respects with all of the terms, covenants, and conditions contained in the Agreement that are required to be performed or complied with by the Company on or before the date hereof.

Dated: _________________
Name:
Title:

Exhibit E

Assumption of Liabilities Agreement
By Shaker Auto Group and the New England Subsidiaries
Relating to the Assumed Liabilities

The undersigned do hereby agree, pursuant to Section 8.1(e) of the Exchange Agreement dated _____________, 2005 among Hometown Auto Retailers, Inc., ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc., Brattleboro Realty Holdings, Inc. and the Shaker Group (the “Agreement”) to the following:

(1) Hometown Auto Retailers, Inc. (the “Company”) hereby assigns to Shaker Auto Group, Inc. (“Shaker Auto Group”) and to ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc. and Brattleboro Realty Holdings, Inc. (the “New England Subsidiaries”) all of its duties and obligations with respect to, and Shaker Auto Group and the New England Subsidiaries hereby assume and agree to pay, discharge or perform, as appropriate, all of the duties and obligations of the Company arising in connection with or relating to, the Assumed Liabilities as described in Section 2.1.6 of the Agreement.

(2) Shaker Auto Group and the New England Subsidiaries hereby indemnify and hold harmless the Company, its directors, officers, employees, agents, stockholders, successors and assigns, and all persons claiming through them, from any and all costs, claims, liabilities or expenses (including reasonable attorneys fees) which the Company may incur with respect to the liabilities and obligations of the Company which have been specifically assumed hereby by Shaker Auto Group and the New England Subsidiaries, but only to the extent set forth in the Agreement.

(3) This Assumption of Liabilities Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Assumption of Liabilities Agreement as of the _________ day of _____________, 2005.

COMPANY:

HOMETOWN AUTO RETAILERS, INC.	ATTESTED:

By:
William C. Muller, Jr.

SHAKER AUTO GROUP:

SHAKER AUTO GROUP, INC.	ATTESTED:

By:

NEW ENGLAND SUBSIDIARIES:

ERR ENTERPRISES, INC.	ATTESTED:

By:

FAMILY FORD, INC.	ATTESTED:

By:

SHAKER’S, INC.	ATTESTED:

By:

SHAKER’S LINCOLN/MERCURY AUTO CARE INC.	ATTESTED:

By:

HOMETOWN BRATTLEBORO, INC.	ATTESTED:

By:

HOMETOWN AUTO FRAMINGHAM, INC.	ATTESTED:

By:

BAY STATE REALTY HOLDINGS, INC.	ATTESTED:

By:

BRATTLEBORO REALTY HOLDINGS, INC.	ATTESTED:

By:

Exhibit F

Certification of Representations and Warranties
of the Shaker Group set forth in Article 4

The undersigned do hereby certify, pursuant to Section 8.2(b) of the Exchange Agreement dated _____________, 2005 among Hometown Auto Retailers, Inc., ERR Enterprises, Inc., Family Ford, Inc., Shaker’s, Inc., Shaker’s Lincoln/Mercury Auto Care, Inc., Hometown Brattleboro, Inc., Hometown Auto Framingham, Inc., Bay State Realty Holdings, Inc., Brattleboro Realty Holdings, Inc. and the Shaker Group (the “Agreement”) that:

(1) The undersigned are the members of the Shaker Group.

(2) The representations and warranties of the Shaker Group set forth in Article 4 of the Agreement are true and correct in all material respects on and as of this date with the same force and effect as if such representations and warranties had been made on and as of the date hereof.

(3) Each member of the Shaker Group has performed and complied in all material respects with all of the terms, covenants, and conditions contained in the Agreement that are required to be performed or complied with by the members of the Shaker Group on or before the date hereof.

Dated: _______________	Corey Shaker

Dated: _______________	Corey Shaker, Custodian for Lindsay Shaker

Dated: _______________	Corey Shaker, Custodian for Kristen Shaker

Dated: _______________	Corey Shaker, Custodian for Edward Shaker

Edward Shaker Family Trust

By
Dated: _______________	Its Trustee

Dated: _______________	Joseph Shaker

Shaker Irrevocable Trust

By
Dated: _______________	Its Trustee

Richard Shaker Family Trust

By
Dated: _______________	Its Trustee

Dated: _______________	Steven Shaker

Dated: _______________	Janet Shaker

Dated: _______________	Paul Shaker

Dated: ______________	Edward D. Shaker

Dated: _______________	Edward Shaker

Dated: _______________	Lillian Shaker

Dated: _______________	Richard Shaker

Dated: _______________	Rose Shaker

APPENDIX C

FAIRNESS OPINION

June 1, 2005

Special Committee of the Board of Directors
Hometown Auto Retailers, Inc.
1309 S. Main St.
Waterbury, CT 06706

Gentlemen:

Duff & Phelps, LLC (“Duff & Phelps”) has been engaged by the special committee (the “Special Committee”) of the board of directors (the “Board of Directors”) of Hometown Auto Retailers, Inc. (“Hometown” or the “Company”), as financial advisor to the Special Committee, in connection with a contemplated transaction (the “Proposed Transaction”), as described below. Specifically, Duff & Phelps has been engaged to provide an opinion (the “Opinion”) as to the fairness to the unaffiliated public stockholders of the Company (i.e. stockholders other than directors and officers of the Company or affiliated with the Shaker family or entities that they control (the “Shaker Group”)), from a financial point of view, of the consideration received by the Company in a Proposed Transaction (without giving effect to any impacts of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder). Previously, Duff & Phelps has not provided financial advisory services to the Company.

Description of the Proposed Transaction

The Proposed Transaction involves a transfer by the Company of all of its New England dealerships, along with $5 million in cash (subject to adjustment for fluctuations in the value of certain of the assets and liabilities of the New England dealerships), to a newly-formed corporation called The Shaker Auto Group, Inc., and the Company will acquire all of the outstanding shares of common stock of The Shaker Auto Group, Inc. Immediately following this exchange, the Shaker Group will transfer to the Company all of its shares of Class A common stock and Class B common stock, and will receive all of the outstanding shares of common stock of The Shaker Auto Group, Inc. Following these exchanges, the Shaker Group will be the owners of the New England dealerships, and the Company will retain only its New York and New Jersey dealerships.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.
Conducted meetings with members of the senior management team of Hometown on February 23 - 25, 2005, including Corey Shaker, President, CEO and COO, Chuck Schwartz, CFO & Secretary, Bill Muller, Regional VP, South Division, Joseph Shaker, Regional VP, East Division, and Steven Shaker, Regional VP, North Division. Additionally, we toured the Company’s dealerships located in Wellesley and Framingham, MA, Brattleboro, VT, Waterbury and Watertown, CT, New Windsor, NY, and Clinton and Stewartsville, NJ, and a Ford factory authorized service center in Naugatuck, CT;

2.
Reviewed Hometown’s financial statements and SEC filings, including the annual report on Form 10-K for the fiscal year ended December 31, 2000 to 2004 and quarterly report on Form 10-Q for the three months ended March 31, 2005;

3.	Reviewed Company-prepared budget for fiscal 2005 and projections for fiscal years 2006 through 2011;

4.	Reviewed Company-prepared budget for fiscal 2005 and projections for fiscal years 2006 through 2011;

5.	Reviewed summary information, provided by management, regarding the Company’s overhead allocations;

6.	Reviewed company-prepared pro-forma March 31, 2005 balance sheets, reflecting adjustments related to the Proposed Transaction;

7.	Reviewed information provided by management regarding franchisee working capital and cash requirements for certain dealerships;

8.	Analyzed the historical trading price and trading volume of Hometown’s common stock;

9.	Reviewed drafts of the Exchange Agreement and Information Statement;

10.	Reviewed a draft of tax opinion prepared by BDO Siedman, LLP dated May 31, 2005;

11.	Reviewed a real estate appraisal for Bay State Lincoln-Mercury, dated October 3, 2002, and prepared by Landauer Realty Group; and

12.	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s creditworthiness or otherwise as tax advice or as accounting advice. In rendering this Opinion, Duff & Phelps relied upon the fact that the Company has been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final version of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’ Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. The Company has not placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions precedent required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the draft Agreement dated as of May 31, 2005.

The basis and methodology for this Opinion have been designed specifically for the express purpose of the Special Committee and may not translate to any other purpose.

Duff & Phelps has prepared this Opinion effective as of June 1, 2005. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps’ part to any party.

It is understood that this Opinion is for the information of the Special Committee in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. Instead, it merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the consideration received by the Company in the Proposed Transaction is fair to the unaffiliated public stockholders of Hometown (i.e. stockholders other than directors and officers of the Company or affiliated with the Shaker family or entities that they control), from a financial point of view (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Respectfully submitted,

/s/ DUFF & PHELPS, LLC
DUFF & PHELPS, LLC

APPENDIX D

The General Corporation Law
of
The State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

  c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.